QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FLUOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039

March 13, 2009

Dear Shareholder:

        You are cordially invited to attend the 2009 annual meeting of shareholders. The meeting will be held on Wednesday, May 6, 2009, beginning at 9:00 a.m. Central Daylight Time, at the Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas 75039. A map showing the meeting location is included for your convenience on the back page of this booklet.

        Information about the meeting is presented on the following pages. In addition to the formal items of business to be brought before the meeting, members of management will report on the company's operations and respond to shareholder questions.

        We are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process should expedite shareholders' receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about March 18, 2009, we mailed our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report and vote online. The Notice also included instructions on how to receive a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free telephone number. Alternatively, if you requested or received a paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice or proxy card.

        Thank you for your continued support of Fluor Corporation. We look forward to seeing you on May 6th.

Sincerely,

Alan L. Boeckmann Chairman and Chief Executive Officer

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 6, 2009

        The annual meeting of shareholders of Fluor Corporation will be held at the Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas 75039, on Wednesday, May 6, 2009, at 9:00 a.m. Central Daylight Time. At the meeting, our shareholders will consider and vote on the following matters:

          1.     The election of four Class I directors to serve until the 2012 annual meeting of shareholders and until their respective successors are elected and qualified.

          2.     The ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009.

          3.     Such other matters as may be properly presented at the meeting or any adjournment thereof.

        All shareholders of record at the close of business on March 10, 2009 are entitled to receive notice of and to vote at the meeting. Shareholders are cordially invited to attend the meeting in person; however, regardless of whether you plan to attend the meeting in person, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you choose to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice to receive the paper copies. Once you receive the paper copies, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to authorize the voting of your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the meeting.

By Order of the Board of Directors

Carlos M. Hernandez Chief Legal Officer and Secretary

March 13, 2009
Irving, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2009: This proxy statement and the company's 2008 Annual Report to Shareholders are available at www.proxyvote.com.

 FLUOR CORPORATION

 PROXY STATEMENT

March 13, 2009

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation (the "company" or "Fluor") of your proxy for use at the annual meeting of shareholders to be held at the Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas 75039, on Wednesday, May 6, 2009, at 9:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof (the "Annual Meeting"). The expense of the solicitation will be paid by the company. Some officers and employees may solicit proxies personally, by telephone or electronically, without additional compensation. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the company. The company also expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the company's common stock. Except with respect to shares held in the company retirement plans, your proxy is revocable by written notice to the Secretary of the company at any time prior to 24 hours before the commencement of the Annual Meeting, and it shall be suspended if you are a record shareholder or valid proxyholder who attends the meeting and votes in person.

        The current mailing address of the principal executive offices of Fluor Corporation is 6700 Las Colinas Boulevard, Irving, Texas 75039. Please direct all communications to this mailing address.

  Internet Availability of Proxy Materials

        As permitted by U.S. Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process should expedite shareholders' receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. On or about March 18, 2009, we mailed to each shareholder (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

        If you own your shares of common stock of record or you hold shares in a Fluor or Fluor subsidiary's retirement plan participant account, you may authorize the voting of your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on May 5, 2009, except with respect to shares held in company retirement plans, which, as discussed below, must be received by 5:59 p.m. Eastern Daylight Time on May 4, 2009 to be voted by the trustee.

        If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials include a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

        On March 10, 2009, the company had 181,568,677 shares of common stock outstanding. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Fluor common stock on the record date will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

        Shareholders have one vote for each share of Fluor common stock owned by them as of the close of business on March 10, 2009, the record date, with respect to all business of the meeting. Any director receiving the majority of votes cast (number of shares voted "for" a director must exceed the number of votes cast "against" that director) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the shares present in person or by proxy at any such meeting and entitled to vote on the election of directors. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval. On proposals besides the election of directors, abstentions are counted in tabulations of the votes cast and thus have the same effect as a vote against a proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

        For shares, other than shares held in the Fluor retirement plans, unless otherwise directed in the proxy card, the proxyholders named therein will vote in accordance with the recommendation of the Board of Directors (1) FOR the election of the four director nominees listed below and (2) FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2009. As to any other business that may properly come before the meeting, the proxyholders will vote in accordance with their best judgment, although the company does not presently know of any other business.

        For shares held in the company retirement plans, voting instructions must be received by 5:59 p.m. Eastern Daylight Time on May 4, 2009, in order for the trustee to vote your shares in accordance with your instructions. If your voting instructions are not received by 5:59 p.m. Eastern Daylight Time on May 4, 2009, or if you do not provide properly completed and executed voting instructions, any shares you hold in the company retirement plans will be voted by the trustee in favor of the four nominees for director, and in proportion to the manner in which the other company retirement plan participants vote their shares with respect to the ratification of the independent registered public accounting firm as well as any other proposals.

 ELECTION OF DIRECTORS

Proposal 1

        In accordance with the company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which provide for a "classified" board, the four Class I directors, Peter K. Barker, Alan L. Boeckmann, Vilma S. Martinez and Dean R. O'Hare, have been nominated for election at the Annual Meeting to serve a three-year term expiring at the annual meeting in 2012 and until their respective successors are elected and qualified.

        Each of the four nominees listed below has agreed to serve as a director of the company if elected. The company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve. If any of the nominees decline or are unable to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

        Under the standard applicable to the company's director elections, a director must receive the affirmative vote of a majority of the shares cast; except that directors shall be elected by a plurality of the votes cast if as of the record date for such meeting the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of shares voted "against" that director nominee. If an incumbent director is not re-elected, under procedures established by our Governance Committee the director is required to tender his or her resignation for consideration by the Board. The Governance Committee will consider the resignation and make a recommendation to the Board on whether to accept or reject the resignation. The Board will then publicly announce its decision regarding whether to accept the resignation and, if not, the reasons why.

Biographical Information

        The following biographical information is furnished with respect to each of the four nominees for election at the Annual Meeting and each of the Class II and Class III directors whose terms will continue after the Annual Meeting. The information presented includes information each director has given us about his or her age, all positions he or she holds with us, his or her principal occupation and business experience for the past five years, and the names of other public companies of which he or she serves as a director. Directors are shown as serving from the dates of their original elections to the Board of Directors of Fluor prior to its reverse spin-off transaction in November 30, 2000 wherein Fluor's coal segment was separated from Fluor's other businesses and became Massey Energy Company.

Class I Director Nominees—Term Expires 2012

PETER K. BARKER, age 60.
Director since 2007; member of the Audit and Organization and Compensation Committees.
Partner at Goldman Sachs & Company until his retirement in May 2002; joined Goldman Sachs & Company in November 1971.
Mr. Barker is also a director of Avery Dennison Corporation, Pasadena, California; and GSC Investment Corp., New York, New York.

ALAN L. BOECKMANN, age 60.
Director since 2001; Chairman of the Board and Chair of the Executive Committee.
Chairman and Chief Executive Officer of Fluor since February 2002; joined Fluor in 1979 with previous service from 1974 to 1977.
Mr. Boeckmann is also a director of Burlington Northern Santa Fe Corporation, Fort Worth, Texas; and BHP Billiton, Melbourne, Australia.

VILMA S. MARTINEZ, age 65.
Director since 1993; member of the Audit and Governance Committees.
Partner of Munger, Tolles & Olson LLP, a full-service law firm located in Los Angeles, California, since 1982.
Ms. Martinez is also a director of Burlington Northern Santa Fe Corporation, Fort Worth, Texas.

DEAN R. O'HARE, age 66.
Director since 1997; Chair of the Governance Committee and member of the Executive and Audit Committees.
Chairman and Chief Executive Officer of The Chubb Corporation, the holding company for the Chubb Group of Insurance Companies, from June 1988 until his retirement in December 2002; joined The Chubb Corporation in 1963.
Mr. O'Hare is also a director of H.J. Heinz Company, Pittsburgh, Pennsylvania; and AGL Resources, Inc., Atlanta, Georgia.

Class II Directors—Term Expires 2010

JAMES T. HACKETT, age 55.
Director since 2001; member of the Governance and Organization and Compensation Committees.
Chairman (since January 2006) and President and Chief Executive Officer (since December 2003) of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company.
Mr. Hackett is also a director of Halliburton Company, Houston, Texas; and Anadarko Petroleum Corporation, The Woodlands, Texas.

KENT KRESA, age 70.
Director since 2003; Chairman of the Audit Committee and member of the Executive and Organization and Compensation Committees.
Chairman Emeritus of Northrop Grumman Corporation, a global defense company, since September 2003; formerly Chairman and Chief Executive Officer of Northrop Grumman Corporation from 1990 until April 2003.
Mr. Kresa is also the non-executive Chairman of the Board of Avery Dennison Corporation, Pasadena, California; a director of General Motors Corporation, Detroit, Michigan; and a director of MannKind Corporation, Valencia, California.

PETER S. WATSON, age 56.
Director since 2005; member of the Governance and Organization and Compensation Committees.
President and Chief Executive Officer of the Dwight Group, a strategic consulting firm, since March 2005; formerly Chairman, President and Chief Executive Officer of the U.S. Overseas Private Investment Corporation, an agency of the U.S. Government, from May 2001 through February 2005.

Class III Directors—Term Expires 2011

ILESANMI ADESIDA, age 59.
Director since 2007; member of the Audit and Organization and Compensation Committees.
Dean of the College of Engineering, University of Illinois at Urbana-Champaign since June 2006; Donald Biggar Willet Professor of Engineering at the University of Illinois at Urbana-Champaign since August 2003; joined the faculty of the University of Illinois at Urbana-Champaign in 1987.

PETER J. FLUOR, age 61.
Director since 1984; Lead Independent Director since February 2003; Chair of the Organization and Compensation Committee and member of the Executive and Governance Committees.
Chairman and Chief Executive Officer of Texas Crude Energy, Inc., an international oil and gas exploration and production company, since 2001.
Mr. Fluor is also a director of Anadarko Petroleum Corporation, The Woodlands, Texas; and Cameron International Corporation, Houston, Texas.

JOSEPH W. PRUEHER, age 66.
Director since 2003; member of the Governance and Organization and Compensation Committees.
Consulting Professor and Senior Advisor, Stanford University, since 2001; formerly U.S. Ambassador to the People's Republic of China from 1999 to 2001; Admiral, U.S. Navy (Retired), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999.
Mr. Prueher is also a director of Bank of America Corporation, Charlotte, North Carolina; DynCorp International Inc., Falls Church, Virginia; and Emerson Electric Co., St. Louis, Missouri.

SUZANNE H. WOOLSEY, age 67.
Director since 2004; member of the Audit and Governance Committees.
Formerly Chief Communications Officer (from 2000 to 2003) and Chief Operating Officer (from 1993 to 2000) of The National Academies, an independent, federally chartered policy institution that acts as an advisor to the nation on science, engineering and medicine.
Dr. Woolsey is also a trustee of the mutual funds distributed by Van Kampen Funds, Inc., Oakbrook Terrace, Illinois.

Board Recommendation

        The Board of Directors recommends a vote FOR the election of Peter K. Barker, Alan L. Boeckmann, Vilma S. Martinez and Dean R. O'Hare.

 STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF
EXECUTIVE OFFICERS AND DIRECTORS

        The following table contains information regarding the beneficial ownership of our common stock as of March 2, 2009 by:

  •
  each director and nominee for director;

  •
  each executive officer named in the Summary Compensation Table below; and

  •
  all current directors and executive officers of the company as a group.

        Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

        Both directors and executive officers are encouraged to hold Fluor common stock to align their financial interests with those of the shareholders. The company has established ownership guidelines for both of these groups. The Chairman and Chief Executive Officer is expected to own and retain a minimum number of shares or share units totaling in value six times his base salary. Other actively employed named executives are expected to own and retain a minimum number of shares or share units totaling in value no less than two times, and up to three times each executive's base salary depending on position. Executives are expected to meet or exceed the applicable guideline by position within three to five years of entering such position. Named executives are expected to retain 100% of the net shares acquired from the exercise of stock options or the vesting of restricted stock to the extent the guidelines are not met. As of the date of this report, all named executives are in compliance with these stock ownership guidelines.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Fluor Stock-Based Holdings(2)	Percent of Shares Beneficially Owned(3)
Class I Director Nominees:
Peter K. Barker	7,674	11,939	*
Alan L. Boeckmann(4)	530,990	634,749	*
Vilma S. Martinez	16,410	30,759	*
Dean R. O'Hare	24,594	57,916	*
Class II Directors:
James T. Hackett	14,042	33,864	*
Kent Kresa	11,042	32,533	*
Peter S. Watson	4,930	7,100	*
Class III Directors:
Ilesanmi Adesida	3,674	8,547	*
Peter J. Fluor	75,760	251,733	*
Joseph W. Prueher	8,361	17,060	*
Suzanne H. Woolsey	9,542	11,604	*
Other Named Executives:
Stephen B. Dobbs	29,182	74,887	*
H. Steven Gilbert	44,209	47,137	*
John L. Hopkins	62,812	74,141	*
David T. Seaton	26,084	71,457	*
D. Michael Steuert	113,704	142,112	*
All directors and executive officers as a group (24 persons)	1,133,700	1,775,300.62%

*
owns less than 1% of the outstanding common stock

(1)
The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have "beneficial ownership" of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or vesting of restricted stock units. This number of shares beneficially owned therefore includes all restricted stock, shares held in the company's 401(k) plan, and shares that may be acquired within 60 days pursuant to the exercise of stock options or vesting of restricted stock units. Included in the number of shares beneficially owned by Messrs. Boeckmann, Dobbs, Gilbert, Hopkins, Seaton and Steuert, and all directors and executive officers as a group, are 111,208, 11,876, 12,570, 15,068, 10,194, 51,734 and 275,298 shares, respectively, subject to stock options exercisable or restricted stock units vesting within 60 days after March 2, 2009.

(2)
Combines beneficial ownership of shares of our common stock with (i) deferred directors' fees held by certain non-employee directors as of March 2, 2009, in an account economically equivalent to our common stock (but payable in cash as described in "Director Compensation" on page 47 of this proxy statement), (ii) restricted stock units held by directors (which are payable in cash upon vesting of tandem restricted stock) and (iii) restricted stock units held by executive officers (which are payable in shares of common stock upon vesting). This column indicates the alignment of the named individuals and group with the interests of the company's shareholders because the value of their total holdings will increase or decrease correspondingly with the price of Fluor's common stock. The additional amounts described in clauses (i), (ii) and (iii) of this footnote are not included in the calculation of the percentages contained in the Percent of Shares Beneficially Owned column of this table.

(3)
The percent ownership for each shareholder on March 2, 2009 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 181,525,896 shares (the total number of shares outstanding on March 2, 2009) plus any shares acquirable (including upon exercise of stock options or vesting of restricted stock units) by that person within 60 days after March 2, 2009.

(4)
This individual is also a named executive. Includes 62,000 shares held in a margin account and deemed to be pledged.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table contains information regarding the beneficial ownership of our common stock as of March 2, 2009 by the shareholders our management knows to beneficially own more than 5% of our outstanding common stock. The percentage of ownership is calculated using the number of outstanding shares on March 2, 2009.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Barclays Global Investors, N.A. and related entities	10,215,677	(1)	5.6%
Capital Group International, Inc. and related entities	9,110,140	(2)	5.0%

(1)
Based on information contained in Schedule 13G filed jointly by Barclays Global Investors, NA. ("Barclays"), Barclays Global Fund Advisors ("Barclays Global Fund"), Barclays Global Investors, Ltd. ("BGI"), Barclays Global Investors Japan Limited ("BGI Japan"), Barclays Global Investors Canada Limited ("BGI Canada"), Barclays Global Investors Australia Limited ("BGI Australia") and Barclays Global Investors (Deutschland) AG ("BGI Deutschland") with the Securities and Exchange Commission on February 5, 2009, which indicates that Barclays has sole voting power relative to 5,204,267 shares and sole dispositive power relative to 6,491,204 shares; Barclays Global Fund has sole voting power relative to 2,000,908 shares and sole dispositive power relative to 2,012,252 shares; BGI has sole voting power relative to 851,935 shares and sole dispositive power relative to 994,507 shares; BGI Japan has sole voting power and sole dispositive power relative to 537,573 shares; BGI Canada has sole voting power and sole dispositive power relative to 172,482 shares; BGI Australia has sole voting power and sole dispositive power relative to 7,659 shares; and BGI Deutschland has no voting power and no dispositive power. The address of Barclays and Barclays Global Fund is 400 Howard Street, San Francisco, CA 94105. The address of BGI is Murray House, 1 Royal Mint Court, London, EC3N4HH. The address of BGI Japan is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan 150-8402. The address of BGI Canada is Brookfield Place, 161 Bay Street, Suite 2500, Toronto, Canada, Ontario M5J 2S1. The address of BGI Australia is Level 43, Grosvenor Place, 225 George Street, Sydney, Australia NSW 1220. The address of BGI Deutschland is Apianstrasse 6, Unterfohring, Germany D-85774.

(2)
Based on information contained in Amendment No. 11 to Schedule 13G filed jointly by Capital Group International, Inc. and Capital Guardian Trust Company with the Securities and Exchange Commission on February 12, 2009, which indicates that Capital Group International, Inc. has sole voting power relative to 7,648,810 shares and sole dispositive power relative to 9,110,140 shares and that Capital Guardian Trust Company has sole voting power relative to 4,509,710 shares and sole dispositive power relative to 5,602,350 shares. Capital Group International, Inc. is a holding company for investment management companies, including one organized as a bank, Capital Guardian Trust Company. The address of Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, California 90025.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of Fluor common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Based solely upon a review of filings with the Securities and Exchange Commission, a review of company records and written representations by our directors and executive officers, the company believes that each of Messrs. Constable and Hackett made one late filing on Form 4 relating to one transaction during 2008.

 CORPORATE GOVERNANCE

General

        The company has long believed that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that Fluor is managed for the long-term benefit of its shareholders. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies.

        In October 2008, our Board amended the charters for our Audit, Executive, Governance and Organization and Compensation Committees; and the Board amended our Corporate Governance Guidelines in October 2008 and February 2009. You can access our current committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, as well as other information regarding our corporate governance practices, in the investor relations section of our website at www.fluor.com. Our Code of Business Conduct and Ethics for Fluor employees can be found in the sustainability section of our website. All of this information is also available in print to any shareholder who requests it from our Chief Legal Officer and Secretary at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

Determination of Independence of Directors

        Under New York Stock Exchange rules and our Corporate Governance Guidelines, a director of Fluor qualifies as "independent" only if the Board of Directors affirmatively determines that the director has no material relationship with Fluor (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Fluor). A relationship is "material" if, in the judgment of the Board, the relationship would interfere with the director's independent judgment. In making independence determinations, the Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

        A director, however, is not independent if:

  •
  The director is, or has been within the last three years, an employee of Fluor, or an immediate family member is, or has been within the last three years, an executive officer, of Fluor.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Fluor, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, however, that compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test. Additionally, compensation received by an immediate family member for service as an employee of Fluor (other than as an executive officer) need not be considered in determining independence under this test.

  •
  (A) The director is a current partner or employee of a firm that is Fluor's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on Fluor's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Fluor's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Fluor's present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Fluor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  •
  The director (or his or her spouse) is an executive officer or a member of the board of directors of a non-profit organization that the company or the Fluor Foundation made charitable contributions to in a single year in excess of the greater of 2% of such charitable organization's consolidated gross revenues or $100,000, excluding any matching gifts made by the Fluor Foundation in connection with donations by Fluor employees or directors.

        Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2009. During this review, the Board of Directors considered transactions and relationships between each director (including any member of his or her immediate family) and the company and its subsidiaries and affiliates, including those reported under "Certain Relationships and Related Transactions" below. In making independence determinations, the Board considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. As provided in our Corporate Governance Guidelines, the purpose of this review is to determine whether any such relationships or transactions would interfere with the director's independent judgment, and therefore be inconsistent with a determination that the director is independent.

        When assessing the independence of the directors, the Board reviewed all payments made to or received by any entity, within the last three fiscal years, for which a Fluor Board member or an immediate family member of a Board member serves as either an employee or board member. Specifically, the Board considered that certain directors (Mr. Barker, Mr. Fluor, Mr. Hackett, Mr. Kresa, Ms. Martinez, Admiral Prueher and Dr. Woolsey) are affiliated, either personally or through an immediate family member, with entities that do business with the company, and that the company made or received payments for property or services to or from one of these entities in years 2008, 2007 and/or 2006. However, in each case, either the payments to or from any of the foregoing entities did not exceed the greater of $1 million or 2% of such other entity's consolidated gross revenues for any one of the last three fiscal years, and therefore fell below the thresholds of the company's independence standards disclosed above. In addition, with the exception of Ms. Martinez, who is a partner at a law firm with whom the company did business in 2006, each board member's sole relationship with such entity was as a board member (and not an executive officer).

        In addition, the Board reviewed charitable contributions made to non-profit organizations for which any Board member (or their respective spouses) serves on the board of directors. Specifically, the Board considered that certain directors and/or their family members (Mr. Barker, Mr. Fluor, Mr. Hackett, Mr. Kresa, Admiral Prueher, Dr. Watson and Dr. Woolsey) are affiliated with non-profit organizations that received contributions from the company in years 2008, 2007 and/or 2006. No organization received contributions in a single year which exceeded the greater of 2% of such charitable organization's consolidated gross revenues or $100,000 (excluding any matching gifts made by the Fluor Foundation in connection with donations by Fluor employees or directors) and therefore these contributions fell below the thresholds of the company's independence standards discussed above.

        Finally, the Board reviewed the employment of J. Robert Fluor, II, the brother of Mr. Peter Fluor. Mr. J. Robert Fluor II has no policy-making authority, and therefore was not an executive officer for purposes of the independence standards discussed above.

        As a result of this review, the Board of Directors affirmatively determined that the following directors, including each of those directors standing for election at the Annual Meeting (other than Mr. Boeckmann), are independent of the company and its management under New York Stock Exchange listing standards and the standards set forth in the Corporate Governance Guidelines: Dr. Adesida, Mr. Barker, Mr. Fluor, Mr. Hackett, Mr. Kresa, Ms. Martinez, Mr. O'Hare, Admiral Prueher, Dr. Watson and Dr. Woolsey. The Board of Directors determined, however, that Mr. Boeckmann was not independent under the standards because of his employment as the Chief Executive Officer of the company. The Board of Directors also determined that each of the members of the Audit, Governance and Organization and Compensation Committees has no material relationship with Fluor and is independent within the meaning of Fluor's director independence standards and New York Stock Exchange listing standards.

Lead Independent Director

        To provide for independent leadership, the Board created the position of lead independent director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board of Directors in which management directors and other members of management do not participate. The lead independent director also coordinates with the Chairman and Chief Executive Officer with respect to agendas, chairs Board meetings in the Chairman's absence, acts as a liaison between the independent directors and management, provides guidance on the director orientation process for new Board members, provides consultation and communications to shareholders as appropriate and monitors communications to the Board from shareholders and other interested parties. The independent members of the Board of Directors designated Mr. Fluor to serve in this position for a three-year term that expires in February 2012.

Consideration of Director Nominees

  Shareholder Recommendations

        The policy of the Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under "—Identifying and Evaluating Nominees for Director." In evaluating those recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "—Director Qualifications" below. Any shareholder wishing to recommend a candidate for consideration by the Governance Committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as director. This information should be addressed to the Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. In addition, our Amended and Restated Bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. See "Additional Information—Advance Notice Procedures" on page 53 of this proxy statement, and Section 2.04 of our Amended and Restated Bylaws, which are included in the investor relations portion of our website at www.fluor.com.

  Director Qualifications

        Our Corporate Governance Guidelines contain Board membership criteria that apply to current directors as well as nominees for director. The Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, at least annually. This review takes into consideration issues of diversity, experience and skills. Our Corporate Governance Guidelines provide, as a whole, the Board of Directors should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented for the benefit of our shareholders. While all directors should possess business acumen and must exercise sound judgment in their oversight of our operations, the Board endeavors to include an array of targeted skills and experience in its overall composition rather than requiring a director to possess the same skills, perspective and interests. Criteria that our Board looks for in a candidate include, among other things, an individual's business experience and skills, judgment, independence, integrity, reputation and international background, the individual's understanding of such areas as finance, marketing, regulation and public policy, whether the individual has the ability to commit sufficient time and attention to the activities of the Board, and the absence of any potential conflicts with the company's interests.

  Identifying and Evaluating Nominees for Director

        The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through various means, including current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder recommendations for candidates for the Board. If a shareholder properly recommends an individual to the Governance Committee to serve as a director, all recommendations are aggregated and considered by the Governance Committee at a meeting prior to the issuance of the proxy statement for our Annual Meeting. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Governance Committee, which will consider the recommended candidate in light of the director qualifications discussed above. The Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

        In 2007, Mr. Barker, one of the director nominees, was recommended for nomination as a board member by one of the company's non-employee directors. In 2008, the company continued to employ a professional search firm that researched and evaluated potential candidates for the Board. No new board members were nominated in 2008 as a result of the search.

Communications with the Board

        Individuals may communicate with the Board and individual directors by writing directly to the Board of Directors c/o Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. Shareholders and other parties interested in communicating directly with the lead independent director or with the independent directors as a group may do so by writing directly to the Lead Independent Director c/o the Chief Legal Officer and Secretary at the above address. The lead independent director will, with the assistance of Fluor's internal legal counsel, be primarily responsible for monitoring any such communication from shareholders and other interested parties to the Board, individual directors, the lead independent director or the independent directors as a group, and provide copies or summaries of such communications to the other directors as he or she considers appropriate.

        Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the lead independent director considers to be important for the directors to know. The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Board of Directors Meetings and Committees

        During 2008, the Board held seven meetings, one of which was an extensive two-day strategic planning session, and two of which were teleconferences. The Board took action by unanimous written consent twice during 2008. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board committees on which he or she served.

        As discussed earlier, the lead independent director presides over all "executive sessions" of the independent directors. Executive sessions of independent directors must take place at least quarterly according to our Corporate Governance Guidelines. During 2008, five executive sessions of independent directors were held.

        A Board meeting immediately follows our annual meeting of shareholders. The Board has a policy that directors attend the annual meeting of shareholders. All directors attended the 2008 annual meeting of shareholders.

        The standing committees of the Board consist of an Audit Committee, Executive Committee, Governance Committee and Organization and Compensation Committee. Each committee has a charter that has been approved by the Board. With the exception of the Executive Committee, each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Any recommended changes to the charters are then submitted to the Board for approval.

  Audit Committee

        The current members of the Audit Committee are Kent Kresa (Chair), Ilesanmi Adesida, Peter K. Barker, Vilma S. Martinez, Dean O'Hare and Suzanne H. Woolsey. All current members qualify, and all members during 2008 qualified, as "independent" within the meaning of Securities and Exchange Commission regulations, the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. The Board has determined that each of Mr. Kresa, Mr. Barker and Mr. O'Hare qualify as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. None of the members serve on the audit committee of more than two other public companies.

        The Audit Committee held seven meetings during 2008, one of which was to review and approve the company's 2007 Annual Report, Form 10-K and proxy materials for the 2008 annual meeting, and four of which were teleconferences. At the end of each of the four regular meetings of the Committee, the members of the Audit Committee met privately with the company's independent registered public accounting firm and with the company's head of internal audit, without the presence of any other company officers or personnel and at additional times as necessary. In addition, at the end of every regular meeting, the Audit Committee met in executive session with members of management, including the company's compliance officer.

        The Audit Committee acts pursuant to the Audit Committee Charter, which was amended in October 2008. A copy of this charter, as amended, is available on the company's website at www.fluor.com under "About Fluor"—"Investor Relations"—"Corporate Governance"—"Corporate Governance Documents." The charter is also available in print for any shareholder who requests it from our Chief Legal Officer and Secretary at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. The functions of the Audit Committee and its activities during 2008 are described in the "Report of the Audit Committee" section of this proxy statement.

  Executive Committee

        When the Board is not in session, the Executive Committee has all of the power and authority of the Board, subject to applicable laws, rules, regulations and listing standards. The current members of the Executive Committee are Alan L. Boeckmann (Chair), Peter J. Fluor, Kent Kresa and Dean R. O'Hare. In 2008, the Executive Committee took action by unanimous written consent on two occasions.

  Governance Committee

        The current members of the Governance Committee are Dean R. O'Hare (Chair), Peter J. Fluor, James T. Hackett, Vilma S. Martinez, Joseph W. Prueher, Peter S. Watson and Suzanne H. Woolsey. All current members qualify, and all members during 2008 qualified, as "independent" within the meaning of the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. During 2008, the Governance Committee held four meetings and took action by unanimous written consent on one occasion.

        The Governance Committee's primary responsibilities, which are discussed in detail within its charter, are to:

  •
  identify qualified candidates to be nominated for election to the Board and directors qualified to serve on the company's committees;

  •
  monitor the independence of the directors;

  •
  develop, implement, monitor and oversee policies and practices relating to corporate governance, including the company's Corporate Governance Guidelines and Code of Business Conduct and Ethics for Members of the Board of Directors;

  •
  oversee the annual evaluation of the Board and determine non-employee director compensation; and

  •
  develop, review and evaluate background information for any candidates for the Board, including those recommended by shareholders, and make recommendations to the Board regarding such candidates. For information relating to nominations of directors by our shareholders, see "—Consideration of Director Nominees" above.

        The Governance Committee has the ability, under its charter, to engage, retain and terminate the services of outside legal counsel, search firms and other advisors for advice. In 2008, a third party search firm, Spencer Stuart, researched and provided recommendations regarding potential new directors. In addition, in connection with its review of director compensation, the Governance Committee considers compensation data provided by Towers Perrin or such other compensation consultants as may be retained from time to time by Human Resources management at the request of the Governance Committee. The compensation consultants annually provide comparative data regarding all aspects of director compensation, including perquisites and benefits, at companies within our peer group or other Fortune 500 companies.

        The charter of the Governance Committee was amended in October 2008 and is available on the company's website at www.fluor.com under "About Fluor"—"Investor Relations"—"Corporate Governance"—"Corporate Governance Documents." The charter is also available in print for any shareholder who requests it from our Chief Legal Officer and Secretary at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

  Organization and Compensation Committee

        The current members of the Organization and Compensation Committee are Peter J. Fluor (Chair), Ilesanmi Adesida, Peter K. Barker, James T. Hackett, Kent Kresa, Joseph W. Prueher and Peter S. Watson. All current members qualify, and all members during 2008 qualified, as "independent" within the meaning of the listing standards of the New York Stock Exchange and the company's Corporate Governance Guidelines. The Organization and Compensation Committee held six meetings during 2008. Four of the six meetings included an executive session attended by the Committee and its independent compensation advisor. The two meetings that did not have an executive session were teleconferences. In 2008, the Organization and Compensation Committee took action by unanimous written consent on two occasions.

        The Committee has the ability, under its charter, to engage, retain and terminate the services of outside legal counsel, compensation consultants and other advisors. Frederic W. Cook & Co., Inc. serves as the Committee's independent compensation consultant to advise the Committee on all matters related to executive compensation. Frederic W. Cook & Co., Inc. was engaged by and reports directly to the Committee, and works directly on behalf of the Committee and with management including the human resources function under the direction of the Committee. The company, on behalf of the Committee, also engages Frederic W. Cook & Co., Inc. to conduct an annual review of its total compensation program for the Chairman and Chief Executive Officer and other senior management reporting to him. Specifically, the Committee engages Frederic W. Cook & Co., Inc. to complete a report benchmarking the senior executives against other executives with similar titles in order to assist the Committee in making compensation decisions. The 2008 compensation review provided the Committee with relevant market data and alternatives to consider when making compensation decisions in 2008 for the Chairman and Chief Executive Officer and other senior management reporting to him. Frederic W. Cook & Co., Inc. also provided verbal advice to the Committee at the meetings, attended executive sessions of the Committee to respond to questions, and had individual calls and meetings with the Chair of the Committee to provide advice and perspective on executive compensation issues. Frederic W. Cook & Co., Inc. does not perform any other services for the company.

        The Organization and Compensation Committee's primary responsibilities, which are discussed in detail within its charter, are to:

  •
  review and monitor the company's top level organizational structure and senior management succession planning and recommend the appointment of corporate officers and group executive officers of the company's principal operating units;

  •
  review and approve compensation strategy, set corporate goals and objectives relevant to the Chairman and Chief Executive Officer, corporate officers and group executive officers, evaluate the achievement of these goals and set compensation levels; and

  •
  establish the base salary, incentive compensation and other compensation for the company's Chairman and Chief Executive Officer and review and approve the Chairman and Chief Executive Officer's recommendations for senior management reporting to him.

        Non-employee director compensation is reviewed by the Governance Committee.

        The Organization and Compensation Committee has the authority under its charter to delegate any portion of its responsibilities to a subcommittee denominated by it when appropriate, but did not do so in 2008.

        The charter of the Organization and Compensation Committee was amended in October 2008 and is available on the company's website at www.fluor.com under "About Fluor"—"Investor Relations"—"Corporate Governance"—"Corporate Governance Documents." The charter is also available in print for any shareholder who requests it from our Chief Legal Officer and Secretary at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

        The responsibilities of our Organization and Compensation Committee and its activities during 2008 are further described in the "Compensation Discussion and Analysis" section of this proxy statement.

Certain Relationships and Related Transactions

        Peter J. Fluor, a member of our Board, is the brother of J. Robert Fluor, II, who is our Vice President—Global Public Affairs. J. Robert Fluor, II has been employed by the company since 1967 and does not perform a policy-making function. During 2008, he earned total compensation of approximately $721,735. This figure was determined by applying the same principles used to calculate total compensation for the named executives in the Summary Compensation Table below. Peter J. Fluor joined our Board in 1984. The Organization and Compensation Committee, of which Peter J. Fluor is the Chair, does not individually review or approve J. Robert Fluor, II's compensation.

Review and Approval of Transactions with Related Persons

        The company has adopted a written policy for approval of transactions to which the company is a party and the aggregate amount involved in the transaction will or may be expected to exceed $100,000 in any calendar year if any director, director nominee, executive officer, greater-than-5% beneficial owner or their respective immediate family members have or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). The related person transaction described in this proxy statement is subject to, and has been approved or ratified under, this policy.

        The policy provides that the Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. In addition, the Board has delegated authority to the Chair of the Governance Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chair is provided to the full Governance Committee for its review in connection with each regularly scheduled Governance Committee meeting.

        The Governance Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include, but are not limited to:

  •
  employment of immediate family members of directors, director nominees, executive officers and greater-than-5% beneficial owners in non-executive positions with the company;

  •
  business transactions with other companies at which a related person's only relationship is as an employee (other than an executive officer) if the amount of business falls below the thresholds in the New York Stock Exchange's listing standards and the company's director independence standards; and

  •
  contributions to non-profit organizations at which a related person's only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the organization's consolidated gross annual revenues.

        At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Governance Committee for its review.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        There are no compensation committee interlocks between the company and other entities involving the company's executive officers and directors.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board in fulfilling its oversight responsibility for the:

  •
  company's accounting, reporting and financial practices, including the integrity of its financial statements;

  •
  company's compliance with legal and regulatory requirements;

  •
  independent registered public accounting firm's qualifications and independence;

  •
  performance of the company's internal audit function and independent registered public accounting firm; and

  •
  preparation of this report.

        In carrying out these responsibilities, the Audit Committee, among other things, supervises the relationship between the company and its independent registered public accounting firm, including making decisions with respect to its appointment or removal, reviewing the scope of its audit services, pre-approving audit engagement fees and non-audit services and evaluating its independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the company's systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

        The company's management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the company's system of internal controls. The independent registered public accounting firm's responsibilities include auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.

        As part of its oversight of the company's financial statements, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the company's independent registered public accounting firm, the audited financial statements of the company for the fiscal year ended December 31, 2008. The Audit Committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and an opinion on the company's internal control over financial reporting, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, the independent registered public accounting firm, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP the registered public accounting firm's independence from the company and its management, and considered the compatibility of non-audit services with the registered public accounting firm's independence.

        Based on its review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as the company's independent registered public accounting firm for 2009.

The Audit Committee
Kent Kresa Ilesanmi Adesida Peter K. Barker Vilma S. Martinez Dean R. O'Hare Suzanne H. Woolsey

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of how our compensation programs are designed and operate in practice with respect to named executives. Our named executives are those individuals who served as our Chairman and Chief Executive Officer and Chief Financial Officer during 2008, as well as the other individuals included in the Summary Compensation Table on page 30.

        The Organization and Compensation Committee of the Board of Directors (the "Committee") has responsibility for establishing and implementing the company's executive compensation philosophy. The Committee reviews and determines all components of named executives' compensation, including making individual compensation decisions, and reviewing and revising the company's compensation plans, programs and other arrangements.

Compensation Philosophy and Objectives

        The Committee has established the following compensation philosophy and objectives for the company's named executives:

  •
  Align the interests of named executives with those of the shareholders.  The Committee believes it is appropriate to tie a significant portion of executive compensation to the value of the company's stock in order to closely align the interests of named executives with the interests of our shareholders. The Committee also believes that executives should have a meaningful ownership interest in the company and has established and regularly reviews executive stock ownership guidelines.

  •
  Have a significant portion of pay that is performance-based.  Fluor expects superior performance. Our executive compensation programs are designed to reward executives when performance results for the company and the executive meet or exceed stated objectives. The Committee believes that compensation paid to executives should be closely aligned with the performance of the company.

  •
  Provide competitive compensation.  The company's executive compensation programs are designed to attract, retain and motivate highly qualified executives critical to achieving Fluor's strategic objectives and building shareholder value.

        The Committee reviews the company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the company's strategic goals or other relevant factors. In each of the last three years, the Committee determined that no revisions to the executive compensation philosophy and objectives were necessary. In light of current market conditions, this year the Committee also evaluated the mix of annual and long term incentives to confirm that the overall mix does not encourage unnecessary and excessive risk taking. As a matter of best practice, beginning this year, the Committee will continue to review our risk management practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage such risks.

Overview of 2008 Compensation

        Our named executives' compensation for 2008 reflected improved earnings under performance-based arrangements, and the company's strong financial and operational performance over the past year and over multi-year performance periods. Specifically, 2008 compensation was positively impacted by the company's record-setting corporate net earnings and new awards as well as its strong performance with respect to its return on assets employed. The financial results for 2008 far surpassed recent years and named executives had incentive payments that were close to the maximum achievement outlined in our plans. However, named executives also shared the effects of the market decline with our shareholders, with the value of equity awards falling since the grants were made.

        For 2008, the principal components of compensation for named executives were:

  •
  Base salary;

  •
  Annual incentive program;

  •
  Payments under long term incentive programs for performance in prior years;

  •
  Awards under cash-based and equity-based long term incentive programs; and

  •
  Perquisites and other executive benefits including modest post-retirement and severance benefit arrangements.

Establishing Executive Compensation

        Since 2003, the Committee has engaged the services of George Paulin, Chief Executive Officer of Frederic W. Cook & Co., Inc., as independent compensation consultant to advise the Committee on all matters related to executive compensation, as further described on page 16. In making compensation decisions, the Committee compares each element of total compensation, as well as total compensation, against the company's peer group of publicly-traded general industry, energy and engineering and construction companies (collectively representing the company's "Compensation Peer Group"). The Compensation Peer Group consists of companies with similar business and financial characteristics, as well as companies with which Fluor competes for business, talent or shareholder investments.

        The company's Compensation Peer Group was established in 2003 based on a recommendation by the Committee's compensation consultant at that time. The Committee annually reviews recommendations from its compensation consultant and the company's human resources function to modify the composition of the Compensation Peer Group as a result of any public offerings, mergers, acquisitions and other market events. In addition, the Committee reviews financial characteristics like revenues and employee size, as well as industry and complexity of operations, when selecting potential peer companies for its Compensation Peer Group. In 2008, as a result of this review, two companies were removed from our Compensation Peer Group because their revenues and scope of operations were no longer similar to the company's revenues and operations; and four new companies were added that met the criteria of the other companies in our Compensation Peer Group. These changes increased our Compensation Peer Group from forty companies to forty-two companies. The companies comprising Fluor's Compensation Peer Group for purposes of determining 2008 compensation were:

  •
  Accenture
  •
  AES Corporation
  •
  Ashland Inc.
  •
  Boeing Corporation
  •
  Chicago Bridge & Iron Company
  •
  Computer Sciences Corporation
  •
  Constellation Energy
  •
  Dow Chemical
  •
  Eastman Chemical Company
  •
  Eaton Corporation
  •
  EDS Corporation
  •
  El Paso Corporation
  •
  Emcor Group Inc.
  •
  Exelon Corporation
  •
  Foster Wheeler Ltd.
  •
  General Dynamics Corporation
  •
  Goodrich Corporation
  •
  Halliburton Company
  •
  Hess Corporation
  •
  Honeywell International Inc.
  •
  Ingersoll-Rand Company Ltd.
  •
  Jacobs Engineering Group Inc.
  •
  L-3 Communications Holdings Inc.
  •
  Lockheed Martin Corporation
  •
  Lyondell Chemical Company
  •
  Manpower Inc.

  •
  McDermott International
  •
  Murphy Oil Corporation
  •
  Northrop Grumman Corporation
  •
  Parker-Hannifin Corporation
  •
  Raytheon Company
  •
  Rockwell Automation
  •
  Ryder System Inc.
  •
  Shaw Group Inc.
  •
  Sunoco Inc.
  •
  Tesoro Corporation
  •
  Textron Inc.
  •
  United Technologies Corporation
  •
  URS Corporation
  •
  Valero Energy Corporation
  •
  Washington Group International Inc.
  •
  Williams Companies Inc.

        For comparison purposes, Fluor's annual revenues approximate the median revenues of the companies in the Compensation Peer Group. The Committee reviews benchmarking comparisons based on a job title comparison among the Compensation Peer Group. All job titles that appear to contain similar responsibilities are included in the benchmarking comparisons for each of the named executives.

        The Committee sets targets for the named executives as follows:

  •
  Base salary compensation is targeted at the 50th percentile for similar job titles, experience and tenure of executives within the Compensation Peer Group. The Committee believes targeting compensation at this level helps the company attract and retain executives.

  •
  Base salary plus annual incentive compensation is similarly targeted at the 50th percentile of the Compensation Peer Group for attainment of target-level company and individual performance objectives under the annual incentive program. Annual incentive payments may be made above the 50th percentile if above-target company and individual performance is attained. If company and individual objectives are not met, annual incentive compensation may be below the 50th percentile or not paid at all.

  •
  Total direct compensation, or base salary plus annual and long term incentive grants (cash-based and equity-based), is also targeted at the 50th percentile of the Compensation Peer Group for target-level company performance. Achievement of superior company performance and continued stock price appreciation will result in growth of actual total direct compensation over time. Below-target company performance and diminishing stock price appreciation will decrease actual total direct compensation.

  •
  Perquisite values, which are relatively small in relation to total direct compensation, are targeted at the 50th percentile of the Compensation Peer Group.

        A significant portion of total direct compensation is allocated to annual and long term incentives in accordance with the company's compensation philosophy. The Committee reviews the Compensation Peer Group data each year to determine the appropriate level and mix of incentive compensation including cash-based and equity-based incentives. For 2008, the target allocation between base salary and all other types of incentive compensation (cash-based and equity-based) as a percentage of the total compensation for the Chairman and Chief Executive Officer was approximately 14% in base salary and 86% in annual and long term incentive compensation. The target allocation mix for the Chief Financial Officer was approximately 23% in base salary and 77% in annual and long term incentive compensation. The target allocation mix was slightly different for all other named executives ranging from approximately 28% to 31% in base salary and 72% to 69% in annual and long term incentive compensation. The differences in the proportion of compensation that is at-risk among the named executives reflects the Committee's policy of providing greater at-risk compensation for executives with the highest amount of responsibility and the practices found in the Compensation Peer Group data.

Role of Company Management in Compensation Decisions

        Before the Committee makes decisions on base salary and annual and long term incentives, the Chairman and Chief Executive Officer annually reviews compensation for the named executives other than himself and makes recommendations to the Committee based on individual and group performance. At the beginning of the year, he proposes base salary adjustments for the current year, annual incentive award payments for the previous year and current year long term incentive award grants for each of the other named executives to the Committee. The Committee reviews and approves the compensation actually paid to the named executives after consideration of the recommendations made by the Chairman and Chief Executive Officer. The Committee may exercise discretion to modify named executives' compensation from that recommended by the Chairman and Chief Executive Officer, but did not exercise that discretion for the named executives in 2008.

Components of 2008 Named Executive Compensation

Base Salary

        The company provides named executives with base salaries that provide a competitive, stable level of income, since most other elements of their compensation are at risk. Base salary ranges for positions held by named executives are determined by setting the midpoint of the base salary range at the 50th percentile, and the minimum and maximum of the base salary range at approximately the 40th and 60th percentiles for similar types of executives within the Compensation Peer Group. Base salary ranges for named executives are designed to allow for recognition of different individual experience and performance within their positions. The individual named executives' base salaries were all within each of their competitive base salary ranges.

        Base salaries for named executives are reviewed annually and upon a change in responsibilities. In evaluating the Chairman and Chief Executive Officer's base salary and his recommendations for the base salaries of the other named executives, the Committee considered the following factors during its 2008 annual review:

  •
  The Compensation Peer Group data and other market data for comparable positions;

  •
  Individual level of responsibility, performance and contributions to the company;

  •
  The company's 2008 salary increase percentage budget; and

  •
  The Chairman and Chief Executive Officer's feedback on the performance of the other named executives.

        Increases up to 15 percent from December 31, 2007 are reflected in the base salaries for 2008 reported in column (c) of the Summary Compensation Table on page 30. After the increases, salaries remained within the competitive base salary ranges.

Annual Incentive Program

        Annual incentive awards provide named executives the opportunity to earn compensation for the achievement of objectives for the overall company and for the achievement of measures relating to the individual's own performance or the performance of his group or function during the year. The types of measures and relative weight of those measures used in determining annual incentive awards are tailored to the named executive's position and organizational responsibility.

        The annual incentive program is administered by the Committee pursuant to the shareholder-approved Fluor Corporation 2008 Executive Performance Incentive Plan. Each named executive participates in this program and is provided with a target annual incentive amount, based on a percentage of his annual base salary. This percentage reflects the executive's respective organizational level, position and responsibility for achievement of the company's strategic goals. The named executives' target annual incentives as a percentage of base salary for 2008 were as follows:

•	Alan L. Boeckmann	125%
•	D. Michael Steuert	80%
•	H. Steven Gilbert	75%
•	Stephen B. Dobbs	75%
•	John L. Hopkins	75%
•	David T. Seaton	75%

        For 2008, all named executives were provided an annual incentive target percentage of base salary that approximated the 50th percentile of target award percentages for executives with similar job titles within the Compensation Peer Group. Each year the Committee determines what measures will be used for the annual incentive plan. The measures have remained fairly constant over the past five years, but their relative weightings have changed slightly. The Committee selected both corporate financial and strategic measures for the 2008 annual incentive plan. However, in 2008 the Committee removed the corporate diversity measure from the annual incentive plan. While diversity is and will always be strategically important to the company, the Committee determined that elimination of the diversity component improved the operation of the annual incentive plan by permitting an increase to the discretionary portion for individual and team performance. When making its determination, the Committee considers both the company's annual operating plan as well as the company's performance in the previous year. The discretionary individual and team performance measures are subjective; no targets are set for these measures. The other measures for each named executive are objective. For 2008, the financial and strategic measures, and their respective weightings, for each named executive were as follows:

2008 Measures	Alan L. Boeckmann	D. Michael Steuert	H. Steven Gilbert	Stephen B. Dobbs	John L. Hopkins	David T. Seaton
Corporate Net Earnings	50%	40%	40%	50%	30%	30%
Corporate Return on Operating Assets Employed (ROAE)	30%	20%	20%	20%	20%	20%
Corporate Safety
Days Away from Work Incidence Rate	5%	5%	5%	5%	5%	5%
Total Recordable Case Incidence Rate	5%	5%	5%	5%	5%	5%
Energy and Chemicals Group Earnings Before Interest and Taxes (EBIT)	—	—	—	—	—	20%
Government Group Earnings Before Interest and Taxes (EBIT)	—	—	—	—	20%	—
Discretionary Individual and Team Performance	10%	30%	30%	20%	20%	20%

        The 2008 actual achievement and target amounts for corporate net earnings, corporate ROAE and corporate safety measures, energy and chemicals group EBIT and government group EBIT are presented below. We have also presented the minimum, upper target and maximum amounts for each of the corporate financial measures. Later, we describe how our payments correspond to each of the achievement levels.

        The company's performance for 2008 met or exceeded the maximum of each measure. This level of performance was the highest level of performance in ten years.

Measure	Actual Achievement	Minimum	Target	Upper Target	Maximum
Corporate Net Earnings (in millions)	$720.5	$425.3	$500.4	$545.4	$575.5
Corporate ROAE	30.9%	18.7%	19.7%	20.7%	21.7%
Corporate Safety
Days Away from Work Incidence Rate	0.04	0.08	0.06	0.05	0.04
Total Recordable Case Incidence Rate	0.33	0.70	0.60	0.50	0.40
Energy and Chemicals Group EBIT (in millions)	$723.8	$425.0	$500.0	$545.0	$575.0
Government Group EBIT (in millions)	$52.2	$24.1	$28.3	$30.8	$32.5

        Corporate net earnings for purposes of calculating the actual achievement for the annual incentive is adjusted for extraordinary non-operating events. Actual achievement of corporate ROAE is adjusted for non-recourse debt and excess cash. Each of the Energy and Chemicals and Government group's EBIT measures can be adjusted by the Committee for extraordinary non-operating events. Corporate safety includes two distinct measures: days away from work incidence rate and total recordable case incidence rate. The days away from work incidence rate is defined as a work-related injury or illness that involves days away from work beyond the day of injury or onset of the illness. The total recordable case incidence rate is defined as work-related injury or illness that results in one or more of the following: death, days away from work, restricted work or transfer to another job, medical treatment beyond first aid, loss of consciousness, or a significant injury or illness diagnosed by a physician or other licensed health care professional. Incidence rates for both measures represent the number of recordable cases per 100 full-time workers (working 40 hours per week, 50 weeks per year), and are calculated using the following equation:

        In addition, discretionary individual and team functional measures are given a rating based on subjective evaluations and recommendations by the Chairman and Chief Executive Officer. Each measure's rating (which can range from 0% to 200% achievement) is aggregated and then multiplied by the individual's target annual incentive amount to determine the annual incentive payment for each named executive.

        For 2008, all corporate, Energy and Chemicals group, and Government group measures achieved maximum levels. Achievement of the discretionary individual and team performance measure varied among the named executives because of the difference in responsibilities and the accomplishments of each individual. Subjective evaluations made by the Chairman and Chief Executive Officer were based on each named executive's leadership and group accomplishments. These evaluations formed the basis for his recommendations to the Committee. The Committee determines the achievement of the discretionary individual and team performance measure for the Chairman and Chief Executive Officer. Thus, as shown in column (g) of the Summary Compensation Table on page 30 and the footnote to that column, for 2008, the average annual incentive payment for all named executives was between upper target and maximum achievement based on company, group and individual performance. The 2008 annual incentive plan payments were at the highest level of achievement for the company in the last ten years as a result of the company's strong financial and operational performance. Annual incentive payments in the last ten years have been closer to target levels, and never at or above the upper target level, except for 2008 and 2007.

Long Term Incentive Program

        In 2008, the company's long term incentives were awarded by the Committee under the shareholder-approved Fluor Corporation 2003 Executive Performance Incentive Plan. The 2003 plan and the 2008 plan, under which current and future grants will be made, are substantially similar. Both were designed to create increased value for our shareholders, reward the achievement of superior operating results, facilitate the retention of key management personnel, and align the interests of management and shareholders through equity ownership.

        In 2008, the long term incentive awards for named executives included three basic components:

  •
  2008-2009 Value Driver Incentive (VDI) program (a cash-based long term incentive award);

  •
  Restricted stock grants; and

  •
  Non-qualified stock option grants.

        In total, the dollar value for these three components was targeted and granted at approximately the 50th percentile of the Compensation Peer Group. However in 2008, Mr. Steuert received a long term incentive grant that was above the market 50th percentile due to his experience and accomplishments over his years of service with the company as well as his position's strategic importance to the company.

        As part of the long term incentive grant for 2008, VDI, restricted stock and stock option grants were allocated in equal thirds to the named executives. These allocations were made to provide more weight to stock-based incentives compared to cash incentives, aligning the interests of named executives with shareholder interests. Allocations were determined based on the overall target dollar value for each type of grant on the date of grant as reported in the Grants of Plan-Based Awards table on page 35. VDI grants were valued at the target dollar value, restricted stock units were valued at the fair market value (closing stock price) on the date of grant, and stock options were valued using the Black-Scholes option pricing model.

Value Driver Incentive Program

        The Committee annually grants awards under the VDI program. Awards granted in 2008 under the 2008-2009 VDI program have a two-year performance period, which started on January 1, 2008 and will end on December 31, 2009. The 2008-2009 VDI awards for named executives are based upon the achievement of the following weightings and objectives:

  •
  75% of the total award is based on new awards gross margin dollars; and

  •
  25% of the total award is based on new awards gross margin percentage.

The actual amount of the award to be paid to each named executive will be approved by the Committee in early 2010 and will be paid in two installments, as described below.

        New awards gross margin dollars measures the total amount of project gross margin that the company expects to receive as a result of projects awarded within the two-year performance period. New awards gross margin percentage is the total amount of gross margin the company expects to receive as a result of projects awarded within the two-year performance period as a percentage of expected revenue from these projects. The Committee selected these performance criteria because, although measured over a two-year period, they relate to contracts that typically will extend a number of years into the future and thus, will generate, and position the company for, increased future earnings. These measures are not reported in our financial statements and the disclosure of the new awards gross margin targets would result in competitive harm to the company. In 2008, the named executives earned a 2007-2008 VDI at the maximum level, similar to the achievement in 2007.

        In June of each year, the Committee sets minimum (50% of target), target (100%), upper target (150% of target) and maximum (200% of target) levels for both objectives of the VDI plan for the two-year performance period. In the past five years, VDI payouts have ranged from target through maximum and have averaged slightly lower than upper target. The Committee considers the company's past performance, current business outlook and other corporate financial measures when setting the minimum, target, upper target and maximum levels for each of the VDI measures. After the performance period concludes, the earned award is paid in two equal installments. The first installment (50% of the total earned award) is paid the year following the end of the two-year performance period and the final installment (remaining 50% of the total earned award) is paid the following year. The payment schedule is intended to facilitate retention of the participating executives. Each installment of the participant's award is subject to risk of forfeiture if, prior to payment, the participant's employment with the company is terminated for any reason other than death, disability or a termination within two years after a change-in-control of the company.

        Following are the named executives' 2008 base salary and potential payout levels for the 2008-2009 VDI awards, which would be paid 50% each in 2010 and 2011, if earned.

			2008-2009 Value Driver Award
	Named Executive	2008 Base Salary	Minimum Payout	Target Payout	Upper Target Payout	Maximum Payout
•	Alan L. Boeckmann	$1,232,270	$1,067,000	$2,134,000	$3,201,000	$4,268,000
•	D. Michael Steuert	$781,871	$333,500	$667,000	$1,000,500	$1,334,000
•	H. Steven Gilbert	$486,019	$150,000	$300,000	$450,000	$600,000
•	Stephen B. Dobbs	$548,293	$150,000	$300,000	$450,000	$600,000
•	John L. Hopkins	$530,613	$134,000	$268,000	$402,000	$536,000
•	David T. Seaton	$448,477	$134,000	$268,000	$402,000	$536,000

Restricted Stock Units and Non-Qualified Stock Options

        Restricted stock units and stock option awards granted in 2008 were each allocated as one-third of the overall long term incentive award value discussed above. The Committee grants restricted stock unit awards and stock options to help build equity ownership for executives and to reward creation of shareholder value. Together, these awards further align our named executives' interests with our shareholders' and help reinforce our stock ownership guidelines.

        The restricted stock units and stock options granted by the Committee in 2008 vest at a rate of one third per year over three years. The stock options have a ten-year term. Vesting and exercise rights cease upon termination of employment except for death, disability, retirement or a termination within two years after a change-in-control of the company. Holders of restricted stock unit awards receive dividend equivalents.

Long Term Incentive Payouts for 2008

        Each of the VDI plans for 2006-2007 and 2007-2008 have payouts as of December 31, 2008. For the 2006-2007 VDI plan, the final 50% of the total award was paid at an achievement of 200% of the target payout level based on 2006-2007 performance achievement for each named executive. In 2009, the 2007-2008 VDI plan had its first 50% payout of the total award at an achievement of 200% of the target payout level based on cumulative performance over the two-year performance period. The final 50% will be paid in March 2010. The VDI payouts are detailed in the Summary Compensation Table on pages 30 and 31.

        Fluor will continue to review competitive practices as well as compensation levels to help the company remain well positioned among its peers.

Perquisites and Other Executive Benefits including Retirement and Post-Termination Benefits

        In 2008, named executives were paid a taxable monthly allowance as a substitute for the company reimbursing or paying for the following perquisites: an automobile allowance, tax and financial planning, and company-owned country club membership dues. Named executives are required to have a physical examination each year that is paid for by the company. Named executives may have spousal travel paid for by the company only when it is for an approved business purpose, in which case a related tax gross-up is provided. The Committee does not provide any other tax gross-ups. Named executives can incur personal use of charter aircraft in conjunction with a business purpose, but it is required to be reimbursed at the operational cost by the named executive. None of the named executives used charter aircraft in 2008 for personal reasons. All named executives were offered these executive perquisites and benefits, but the value and use of each varies by named executive. Executive perquisites and benefits are provided so that overall compensation for named executives is competitive.

        The company has a supplemental benefit plan. It is provided to the following named executives: the Chairman and Chief Executive Officer, the Chief Financial Officer and the Group President, Government. The supplemental benefit plan provides a pre-retirement death benefit through a split-dollar life insurance policy. Upon retirement, the participant has a choice of a post-retirement death benefit, a lump sum cash payment or salary continuation payments for 120 months. In addition, any time prior to retirement, the participant has the option of irrevocably opting out of the supplemental benefit plan and instead receiving a benefit under a joint and survivor split-dollar life insurance plan. This benefit was implemented when these types of plans were prevalent in the company's industry. The last participant was added to the supplemental benefit plan over five years ago, and the Committee does not intend to add other participants to this plan.

Executive Deferred Compensation Program

        The named executives are eligible to participate in Fluor's Executive Deferred Compensation Program (the "EDCP"). The company offers this program to remain competitive with other companies within our Compensation Peer Group and general industry. Named executives can defer up to 100% of base salary, annual incentives paid, and the VDI paid, subject to certain Internal Revenue Code limits. In addition, they can defer up to 20% of base salary in excess of the prescribed Internal Revenue Code limits in the Excess 401(k) segment of the EDCP. The Excess 401(k) segment of the EDCP enables participants to continue the company match of 5% from the 401(k) plan after the prescribed Internal Revenue Code limits have been met. In addition, the company contributes to the EDCP (i) certain amounts that would have been contributed by the company to the 401(k) plan as matching or discretionary contributions and (ii) certain amounts that would have been credited to Fluor's pension plan as an accrual. These are amounts that are either in excess of the Internal Revenue Service compensation limit on contributions or lessened by an election to defer base salary. Earnings or losses on amounts deferred are based on the investment performance of publicly available mutual funds and investment alternatives; thus, earnings are neither above-market nor guaranteed. Participants in this program may defer payments until termination of their employment or expiration of any deferral period (of at least two years) that they specify in advance, whichever event occurs first. The participants may receive a hardship withdrawal under very limited circumstances.

Employment Contracts

        Fluor has extended an employment letter to the Chief Financial Officer. The company agreed to provide him with one year's pay at his current base salary if he is terminated by the company for any reason other than for cause. If he retires from the company, he will receive one year's pay, at his then-current base salary, as a supplemental retirement benefit. No other named executive has an employment contract.

        In March 2006, the company entered into a retention agreement with Mr. Hopkins to ensure his services were retained for the continued development and growth of the Government group. If Mr. Hopkins satisfies the terms and conditions of the retention agreement including, without limitation, continuous employment with the company, Mr. Hopkins will receive an award consisting of two components. First, if Mr. Hopkins maintains continuous employment with the company through March 31, 2010, 8,845 shares of restricted stock granted to him under the retention agreement will vest. Second, Mr. Hopkins received on March 31, 2007, and will continue to receive on each anniversary thereafter through and including March 31, 2010, the sum of $187,500, which will be credited to his deferred compensation program account.

        In January 2008, the company entered into retention agreements with Messrs. Dobbs and Seaton to ensure their services were retained for continued growth of the company and their respective business units. If Messrs. Dobbs and Seaton satisfy the terms and conditions of the retention agreement including, without limitation, continuous employment with the company, they will receive an award consisting of two components. First, assuming Messrs. Dobbs and Seaton maintain continuous employment through January 31, 2013, each will have 16,464 restricted stock units granted under the retention agreement vest in equal thirds (or 5,488 restricted stock units each) on January 31, 2011, January 31, 2012 and January 31, 2013. Second, Messrs. Dobbs and Seaton each received on January 31, 2008 a sum of $1,000,000 credited to their respective deferred compensation program accounts that will vest with any accrued gains or losses on March 31, 2013 if each individual is employed by the company through that date.

Severance and Change-in-Control Benefits

        The company provides each of the named executives with cash severance in the event of a termination of employment by the company without cause and other benefits in the event of a termination within two years following a change-in-control of the company through a company policy. The employment agreement extended to Mr. Steuert is provided in addition to this severance offering. Please refer to the discussion under "Compensation under Various Termination Scenarios in Fiscal Year 2008" below for a more detailed discussion of these arrangements. Severance and change-in-control benefits are provided to be competitive within the Compensation Peer Group. The level of any cash severance payments is based upon base salary plus years of service.

Tax Implications

        The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally prohibits the company from deducting compensation in excess of $1,000,000 that is paid to certain individuals. In February of each year, the Committee sets and approves a net earnings performance hurdle to allow named executives' annual incentive award payments, restricted stock unit awards, and VDI awards to qualify as "performance based compensation" as defined under Section 162(m) of the Internal Revenue Code. For 2008, over 90% of the Chairman and Chief Executive Officer's taxable income qualified as deductible for federal income tax purposes.

Recoupment Policy

        The Board of Directors, at its February 2009 meeting, adopted a policy relating to the recoupment of performance-based compensation. Pursuant to the policy, if the Board of Directors determines that any key executive or employee, including any named executive, has engaged in fraud or willful misconduct that caused or otherwise contributed to a need for a material restatement of the company's financial results, the Board of Directors will review all performance-based compensation earned by that employee during the fiscal periods materially affected by the restatement. If the Board of Directors determines that any performance-based compensation would have been lower if it had been based on the restated results, the Board of Directors will, to the extent permitted by applicable law, seek recoupment of performance-based compensation as it deems appropriate.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

        Management of the company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Committee has reviewed and discussed it with management. Based on this review and discussion, the Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for the company's 2009 annual meeting of shareholders.

The Organization and Compensation Committee
Peter J. Fluor, Chairman Ilesanmi Adesida Peter K. Barker James T. Hackett Kent Kresa Joseph W. Prueher Peter S. Watson

 SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the named executives in 2008.

        The 2008 named executives include the principal executive officer, the principal financial officer and the three other highest paid executives. In addition, the former Senior Vice President, Human Resources and Administration, who was no longer acting in the capacity of an executive officer of the company as of June 2008, is included because his total compensation for 2008 would have placed him among the top five most highly compensated executives had he still been an executive officer of the company as of December 31, 2008.

        The amounts in column (g), "Non-Equity Incentive Plan Compensation," for 2008 represent awards earned in the non-equity long term 2007-2008 Value Driver Incentive (VDI) program plus awards earned in the 2008 Annual Incentive Program. Awards earned in 2008 were determined by the Committee at its February 4, 2009 meeting and, to the extent not deferred by the named executive, were payable on March 6, 2009. The amounts included in column (g) for the 2007-2008 VDI awards represent 100% of the calculated potential payout of the award; however, only 50% of the award was payable on March 6, 2009, with the remaining 50% payable in the first quarter of 2010.

        The amounts in column (g), "Non-Equity Incentive Plan Compensation," for 2007 represent awards earned in the long term 2006-2007 Value Driver Incentive (VDI) program and the non-equity long term 2005-2007 Relative Performance Program (RPP), for which the performance periods concluded as of December 31, 2007, plus awards earned in the 2007 Annual Incentive Program. The amounts included in column (g) for the 2006-2007 VDI awards represent 100% of the calculated potential payout of the award; however, only 50% of the award was paid on March 7, 2008, with the remaining 50% payable on March 6, 2009. The amounts included in column (g) for the 2005-2007 RPP awards represent 100% of the calculated payout and were paid in full on March 7, 2008.

        The amounts in column (g), "Non-Equity Incentive Plan Compensation," for 2006 represent only the awards earned in the 2006 Annual Incentive Program. No long term incentive programs were reported in 2006 because none had a performance period ending in 2006.

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Alan L. Boeckmann	2008	$1,232,270	—		$4,107,622	$2,095,971	$6,873,200	$185,536	$280,762	$14,775,361
Chairman & Chief	2007	$1,153,335	—		$3,189,832	$1,750,216	$5,220,000	$228,701	$214,136	$11,756,220
Executive Officer	2006	$1,088,009	—		$5,914,557	$1,603,685	$1,485,000	$180,640	$474,407	$10,746,298
D. Michael Steuert	2008	$781,871	—		$1,131,096	$829,039	$2,563,000	$0	$144,840	$5,449,846
Senior Vice	2007	$732,598	—		$1,312,830	$626,695	$2,265,600	$106,948	$121,574	$5,166,245
President & Chief	2006	$677,278	—		$900,873	$161,369	$702,200	$89,918	$728,269	$3,259,907
Financial Officer
John L. Hopkins	2008	$530,613	$187,500	(8)	$700,548	$372,655	$1,263,400	$31,694	$89,182	$3,175,592
Group President,	2007	$509,268	$187,500		$538,098	$140,520	$900,600	$38,487	$77,378	$2,391,851
Government
Stephen B. Dobbs	2008	$548,293	—		$719,726	$228,374	$1,409,400	$13,669	$120,697	$3,040,159
Senior Group President
H. Steven Gilbert	2008	$486,019	—		$391,389	$300,767	$1,316,300	$21,215	$85,368	$2,601,058
Senior Vice President,	2007	$455,361	—		$488,813	$260,784	$1,203,300	$20,270	$70,273	$2,498,801
Human Resources &	2006	$420,198	—		$678,099	$122,599	$374,000	$17,047	$236,180	$1,848,123
Administration
David T. Seaton	2008	$448,477	$50,000	(9)	$578,941	$137,665	$1,158,000	$10,373	$109,682	$2,493,138
Group President, Energy & Chemicals

(1)
The amounts in column (c) include base salary and any time off with pay utilized during the year.

(2)
The amounts in column (e) represent the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R) for restricted stock share and unit awards, regardless of when the award was granted, and include amounts from awards granted in and prior to the applicable year. The fair value of these awards is based on the fair market value on the date of grant, calculated by taking the average of the high and low trading values of the company's common stock on the New York Stock Exchange on the date of grant.

(3)
The amounts in column (f) represent the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R) for nonqualified stock options, regardless of when the options were granted, and include amounts from awards granted in and prior to the applicable year. The fair value of these awards is based on the Black-Scholes option pricing model on the date of grant. Assumptions used in the calculation of these amounts are included in the "Stock Plans" footnote to the company's audited financial statements for the fiscal years ended December 31, 2008, 2007 and 2006, included in the company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009, February 29, 2008 and March 1, 2007 respectively.

(4)
The amounts in column (g) represent payments from non-equity incentive compensation plans as follows:

Year	Plan	Alan L. Boeckmann	D. Michael Steuert	John L. Hopkins	Stephen B. Dobbs	H. Steven Gilbert	David T. Seaton
2008	Annual Incentive	$3,073,200	$1,229,000	$795,400	$809,400	$716,300	$690,000
2008	2007-2008 VDI	$3,800,000	$1,334,000	$468,000	$600,000	$600,000	$468,000
2007	Annual Incentive	$2,686,500	$1,065,600	$510,600	—	$618,300	—
2007	2006-2007 VDI	$883,500	$600,000	$210,000	—	$315,000	—
2007	2005-2007 RPP	$1,650,000	$600,000	$180,000	—	$270,000	—
2006	Annual Incentive	$1,485,000	$702,200	—	—	$374,000	—
(5)
The amounts in column (h) represent the actuarial increase in the present value of the named executive's benefits under the company's pension plan and, in addition, for Messrs. Boeckmann, Steuert and Hopkins, the company's supplemental benefit plan, further described in the Compensation Discussion and Analysis on page 27. The increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in the company's financial statements. The calculation assumes benefit commencement is at normal retirement age (age 65), and was computed without respect to pre-retirement death, termination or disability. For Mr. Steuert, the present value of both the pension plan and the supplemental benefit plan was a net decrease of $50,456 from 2007 because Mr. Steuert elected a lump sum form of payment for his supplemental benefit plan, which reduces the value from the previously assumed salary continuation form of payment. Earnings on deferred compensation are not reflected in this column because the company does not provide above market or guaranteed returns on nonqualified deferred compensation.

(6)
The amounts in column (i) may include the following and vary by each named executive: company contributions or credits to the non-qualified plan and the defined contribution plans, premiums paid on life insurance, tax gross-ups and perquisites. All Other Compensation is detailed in a separate table below.

(7)
The amounts in column (j) represent the total of columns (c) through (i).

(8)
This amount represents the second payment of the cash portion of a retention award granted to Mr. Hopkins effective April 1, 2006, with a four (4) year retention period. The award had a total value at grant of $1,500,000, with half ($750,000) being paid in restricted stock shares and the other half ($750,000) being paid in cash. The $750,000 paid in restricted stock shares was granted on March 27, 2006 and will become 100% vested on March 31, 2010 provided that Mr. Hopkins has not voluntarily separated from employment prior to that date. The number of restricted stock shares granted was 17,690 and was based on the fair market value ($42.40), the average of the high and low trading value of the company's common stock, on the date of grant. The $750,000 cash portion of the award has been credited to a special deferred compensation account, which accrues earnings throughout the vesting period. The vesting period of the cash portion of the award is one quarter each anniversary of the award date. Upon the first three (3) anniversaries of the award date (March 31, 2007, March 31, 2008 and March 31, 2009), $187,500 of the cash portion becomes vested and is credited into his vested deferred compensation account. On the fourth vesting date (March 31, 2010), the remaining $187,500, adjusted for any gains or losses on the full cash award over the vesting period, is credited into his vested deferred compensation account. The first cash portion, vested on March 31, 2007 is reflected in the same column in the 2007 row.

(9)
This amount represents a 2008 discretionary bonus, approved by the Organization & Compensation Committee for the exceptional performance of the Energy & Chemicals group in fiscal year 2008.

 ALL OTHER COMPENSATION

        The following table and related footnotes describe each component of column (i) of the Summary Compensation Table for 2008.

(a)	(b)	(c)	(d)	(e)	(f)		(g)
Name	Company Contributions to Qualified and Nonqualified Defined Contribution Plans ($)(1)	Split-Dollar Life Insurance Premiums ($)(2)	Tax Gross-ups ($)(3)	Perquisite Allowance ($)(4)	Other Perquisites ($)		Total All Other Compensation ($)(5)
Alan L. Boeckmann	$151,488	$18,400	$11,729	$69,725	$28,116	(6)	$280,762
D. Michael Steuert	$79,751	$13,020	$417	$48,250	$2,097	(7)	$144,840
John L. Hopkins	$53,160	$1,740	$448	$30,300	$2,229	(8)	$89,182
Stephen B. Dobbs	$54,484	—	$11,952	$30,825	$22,131	(9)	$120,697
H. Steven Gilbert	$50,638	—	$441	$31,000	$1,984	(10)	$85,368
David T. Seaton	$40,798	—	$12,926	$30,825	$23,829	(11)	$109,682

(1)
The amounts in column (b) represent amounts deposited by the company into each named executive's account in the 401(k) plan and amounts contributed by the company into each named executive's account in the non-qualified deferred compensation plan for (i) matching or discretionary contributions into the Excess 401(k) portion of the non-qualified deferred compensation plan and (ii) accruals that would have been credited to each named executive's pension plan account for the portion of base salary in excess of Internal Revenue Code limitations.

(2)
The amounts in column (c) represent the premiums paid by the company for split-dollar life insurance.

(3)
The amounts in column (d) represent the tax gross-ups provided to each named executive for business-related spousal travel and spousal air charter usage.

(4)
The amounts in column (e) represent the perquisite allowances paid by the company to each named executive, further described in the Compensation Discussion and Analysis on page 27.

(5)
The amounts in column (g) represent the totals of columns (b) through (f) plus the premiums paid by the company for each named executive for non-contributory life insurance and long term disability benefits which were less than $10,000 for each named executive.

(6)
This amount represents the incremental cost for the following perquisites in 2008, each of which was less than $25,000: automobile insurance; nominal gift provided at annual executive conference; personal use of a company-owned country club membership; business-related spousal travel; and business-related spousal air charter usage.

(7)
This amount represents the incremental cost for the following perquisites in 2008, each of which was less than $25,000: automobile insurance; nominal gift provided at annual executive conference; and business-related spousal travel.

(8)
This amount represents the incremental cost for the following perquisites in 2008, each of which was less than $25,000: automobile insurance; nominal gift provided at annual executive conference; and business-related spousal travel.

(9)
This amount represents the incremental cost for the following perquisites in 2008, each of which was less than $25,000: automobile insurance; nominal gift provided at annual executive conference; and business-related spousal travel.

(10)
This amount represents the incremental cost for the following perquisites in 2008, each of which was less than $25,000: automobile insurance; nominal gift provided at annual executive conference; business-related spousal travel; and business-related spousal air charter usage.

(11)
This amount represents the incremental cost for the following perquisites in 2008, each of which was less than $25,000: automobile insurance; nominal gift provided at annual executive conference; business-related spousal travel; and business-related spousal air charter usage.

 GRANTS OF PLAN-BASED AWARDS IN 2008

        The table below provides information about equity and non-equity awards granted to the named executives in 2008. All data presented in the table is adjusted to reflect the two-for-one stock split effective on July 16, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
						All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards ($)
								Exercise or Base Price of Option Awards Per Share(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Alan L. Boeckmann	Value Driver Incentive	N/A(4)	$1,067,000	$2,134,000	$4,268,000	—	—	—	—
	Restricted Stock Units	3/4/2008	—	—	—	25,852	—	—	$1,767,243	(5)
	Restricted Stock Units	3/4/2008	—	—	—	31,206	—	—	$2,133,242	(6)
	Stock Options	3/4/2008	—	—	—	—	96,726	$68.36	$2,133,098	(7)
	Annual Incentive	N/A(8)	$780,000	$1,560,000	$3,120,000	—	—	—	—
D. Michael Steuert	Value Driver Incentive	N/A(4)	$333,500	$667,000	$1,334,000	—	—	—	—
	Restricted Stock Units	3/4/2008	—	—	—	9,762	—	—	$667,330	(6)
	Stock Options	3/4/2008	—	—	—	—	30,204	$68.36	$666,089	(7)
	Annual Incentive	N/A(8)	$316,750	$633,500	$1,267,000	—	—	—	—
John L. Hopkins	Value Driver Incentive	N/A(4)	$134,000	$268,000	$536,000	—	—	—	—
	Restricted Stock Units	3/4/2008	—	—	—	3,894	—	—	$266,194	(6)
	Stock Options	3/4/2008	—	—	—	—	12,066	$68.36	$266,091	(7)
	Annual Incentive	N/A(8)	$200,850	$401,700	$803,400	—	—	—	—
Stephen B. Dobbs	Value Driver Incentive	N/A(4)	$150,000	$300,000	$600,000	—	—	—	—
	Restricted Stock Units	1/31/2008	—	—	—	32,928	—	—	$2,000,211	(9)
	Restricted Stock Units	3/4/2008	—	—	—	4,392	—	—	$300,237	(6)
	Stock Options	3/4/2008	—	—	—	—	13,608	$68.36	$300,097	(7)
	Annual Incentive	N/A(8)	$208,600	$417,200	$834,400	—	—	—	—
H. Steven Gilbert	Value Driver Incentive	N/A(4)	$150,000	$300,000	$600,000	—	—	—	—
	Restricted Stock Units	3/4/2008	—	—	—	4,392	—	—	$300,237	(6)
	Stock Options	3/4/2008	—	—	—	—	13,608	$68.36	$300,097	(7)
	Annual Incentive	N/A(8)	$184,600	$369,200	$738,400	—	—	—	—
David T. Seaton	Value Driver Incentive	N/A(4)	$134,000	$268,000	$536,000	—	—	—	—
	Restricted Stock Units	1/31/2008	—	—	—	32,928	—	—	$2,000,211	(9)
	Restricted Stock Units	3/4/2008	—	—	—	3,894	—	—	$266,194	(6)
	Stock Options	3/4/2008	—	—	—	—	12,066	$68.36	$266,091	(7)
	Annual Incentive	N/A(8)	$172,500	$345,000	$690,000	—	—	—	—

(1)
The amounts in column (g) represent the number of restricted stock units granted on March 4, 2008 as part of the 2008 long term incentive award, and, for Messrs. Dobbs and Seaton, the number of restricted stock units granted on January 31, 2008, pursuant to the retention agreements as described in footnote (9) to this table; and, for Mr. Boeckmann, the number of restricted stock units granted on March 4, 2008 pursuant to his payout of the 2006-2007 Value Driver Incentive award as described in footnote (5) to this table.

(2)
The amounts in column (h) represent the number of nonqualified stock options granted on March 4, 2008 as part of the 2008 long term incentive award.

(3)
The amounts in column (i) represent the exercise price of the nonqualified stock options, which was the fair market value on the date of grant, the closing trading value of the company's common stock on the New York Stock Exchange on the date of grant.

(4)
Columns (d), (e) and (f) show the potential value of the payout for the named executive under the 2008-2009 Value Driver Incentive program if the threshold (50% of target), target and maximum (200% of target) performance goals are satisfied. All potential payouts are performance-driven and therefore completely at risk. The performance goals are described in the Compensation Discussion and Analysis on pages 25 and 26.

(5)
This amount represents the fair value of the restricted stock units granted on March 4, 2008 as part of the payout of Mr. Boeckman's 2006-2007 Value Driver Incentive, which was payable 50% in cash and 50% in restricted stock units. The performance period started on January 1, 2006 and ended on December 31, 2007. The value is computed in accordance with FAS 123(R), using the grant price of $68.36 per share. The restricted stock units vest 50% (12,926) on March 6, 2009 and the remaining 50% on March 6, 2010.

(6)
This amount represents the fair value of the restricted stock units granted on March 4, 2008 as part of the 2008 long term incentive award. The value is computed in accordance with FAS 123(R), using the grant price of $68.36 per share. The vesting provisions are described in the narrative preceding the Outstanding Equity Awards at 2008 Fiscal Year End table on page 37.

(7)
This amount represents the fair value of the nonqualified stock options granted on March 4, 2008 as part of the 2008 long term incentive award. The value is computed in accordance with FAS 123(R), using a Black-Scholes option pricing model value of $22.053 per option. The vesting provisions are described in the narrative preceding the Outstanding Equity Awards at 2008 Fiscal Year End table on page 37.

(8)
Columns (d), (e) and (f) show the potential value of the payout for each named executive of his 2008 annual incentive award if the threshold (50% of target), target and maximum (200% of target) performance goals are satisfied. All potential payouts are performance-driven and therefore completely at risk. The performance goals are described in the Compensation Discussion and Analysis on pages 23-24.

(9)
This amount represents the fair value of the restricted stock units granted on January 31, 2008 as part of the retention agreements with Messrs. Dobbs and Seaton, as described in the Compensation Discussion and Analysis on page 28. The awards will vest in equal thirds (10,976 restricted stock units each) starting January 31, 2011 and annually thereafter on January 31, 2012 and January 31, 2013. The value is computed in accordance with FAS 123(R), using the grant price of $60.745 per share.

 OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

        The exercise price of nonqualified stock options has been determined by reference to the fair market value on the date of grant, the closing trading value of the company's common stock on the New York Stock Exchange on the date of grant.

        All nonqualified stock options have a ten year term. Options granted in 2006 and 2007 have a vesting schedule of 20% per year over five years. The options granted in 2006 and earlier have a first vesting date of the fifth of February in the year following grant, with subsequent vestings occurring on each fifth of February for the following four years. Options granted in 2007 have a first vesting date of the sixth of March in the year following grant, with subsequent vestings occurring on each sixth of March for the following four years. In 2007, the annual grant date and subsequent vesting dates were changed to March to follow the year end earnings release. Beginning in 2008, options grants vest one third per year over three years on the sixth of March.

        Restricted stock shares granted in 2006 and 2007 generally have a vesting schedule of 20% per year over five years. The restricted stock shares granted in 2006 have a first vesting date of the fifth of February in the year following grant, with subsequent vestings occurring on each fifth of February for the following four years. Restricted stock shares granted in 2007 have a first vesting date of the sixth of March in the year following grant, with subsequent vestings occurring on each sixth of March for the following four years. In 2007, the annual grant date and subsequent vesting dates were changed to March to follow the year end earnings release. Restricted stock units were granted in 2008 instead of restricted stock shares. The restricted stock units vest one-third per year over three years on the sixth of March.

        The market value in column (g), "Market Value of Shares or Units of Stock That Have Not Vested," is determined by multiplying the number of shares by the closing trading value ($44.87) of the company's common stock on the New York Stock Exchange on December 31, 2008, the last trading day of the fiscal year.

        The following table provides information on the holdings of stock options and restricted stock shares and units by the named executives as of December 31, 2008. All data presented in the table is adjusted to reflect the two-for-one stock split effective on July 16, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alan L. Boeckmann	—	81,624	$42.11	2/9/2016	217,812	$9,773,224
	—	113,720	$44.71	3/6/2017	—	—
	—	96,726	$68.36	3/4/2018	—	—
D. Michael Steuert	12,320	18,480	$42.11	2/9/2016	65,112	$2,921,575
	9,966	39,864	$44.71	3/6/2017	—	—
	—	30,204	$68.36	3/4/2018	—	—
John L. Hopkins	1,386	4,158	$42.11	2/9/2016	40,242	$1,805,659
	3,488	13,952	$44.71	3/6/2017	—	—
	—	12,066	$68.36	3/4/2018	—	—
Stephen B. Dobbs	—	4,158	$42.11	2/9/2016	55,302	$2,481,401
	—	17,960	$44.71	3/6/2017	—	—
	—	13,608	$68.36	3/4/2018	—	—
H. Steven Gilbert	—	6,240	$42.11	2/9/2016	30,616	$1,373,740
	—	17,960	$44.71	3/6/2017	—	—
	—	13,608	$68.36	3/4/2018	—	—
David T. Seaton	—	4,158	$42.11	2/9/2016	48,614	$2,181,310
	—	13,952	$44.71	3/6/2017	—	—
	—	12,066	$68.36	3/4/2018	—	—

(1)
The vesting dates for the restricted stock shares or units that have not vested are detailed in the table below.

        The following table provides the number of unvested restricted stock shares or units by vesting date for each named executive. All data presented in the table is adjusted to reflect the two-for-one stock split effective on July 16, 2008.

Vesting Date	Alan L. Boeckmann	D. Michael Steuert	John L. Hopkins	Stephen B. Dobbs	H. Steven Gilbert	David T. Seaton
February 5, 2009	22,894	9,300	2,892	2,760	4,222	2,286
March 6, 2009	31,830	6,240	2,342	2,808	2,808	2,342
February 5, 2010	10,770	4,990	1,598	1,466	2,282	1,524
March 6, 2010	31,830	6,240	2,342	2,808	2,808	2,342
March 31, 2010	—	—	17,690	—	—	—
January 31, 2011	—	—	—	10,974	—	10,974
February 5, 2011	10,770	4,990	1,598	1,466	2,282	1,524
March 6, 2011	18,904	6,240	2,342	2,808	2,808	2,342
January 31, 2012	—	—	—	10,974	—	10,974
March 6, 2012	8,502	2,986	1,044	1,344	1,344	1,044
January 31, 2013	—	—	—	10,980	—	10,980
February 4, 2013	21,240	3,760	2,240	760	2,240	520
February 5, 2014	22,800	7,200	2,200	2,200	3,300	1,000
February 5, 2015	38,272	13,166	3,954	3,954	5,930	762
Upon Retirement	—	—	—	—	592	—

OPTION EXERCISES AND STOCK VESTED IN 2008

        The following table provides information on the option exercises and restricted stock share vestings by the named executives in 2008. All data presented in the table is adjusted to reflect the two-for-one stock split effective on July 16, 2008.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan L. Boeckmann	55,638	$2,909,898	132,886	$7,608,401
D. Michael Steuert	—	—	42,986	$2,463,440
John L. Hopkins	—	—	13,136	$754,895
Stephen B. Dobbs	5,876	$288,854	32,474	$1,977,916
H. Steven Gilbert	6,570	$174,385	20,094	$1,153,340
David T. Seaton	4,874	$126,750	4,436	$266,337

        A portion of the shares reported in column (d), "Number of Shares Acquired on Vesting," are withheld or sold on behalf of the named executive at vesting to satisfy tax withholding obligations.

 PENSION BENEFITS

        The company provides a pension plan, which is a cash balance qualified defined benefit plan, to most salaried employees, including all named executives. Participants' accounts are credited at each month-end based on age, years of service and eligible pay. On the first day of each calendar year, age at the participant's last birthday and the whole number of the participant's years of service are calculated, and then used throughout the year in determining monthly contributions. Eligible pay is defined as base pay plus before-tax contributions to the 401(k) Plan and the company's flexible benefits plan, but excluding commissions, bonuses, overtime and other irregular, infrequent or non-recurring payments. The calculation utilizing age, service and eligible pay to determine the annual amount credited to a participant's pension plan account is illustrated below. The amount credited each month is determined by dividing the annual pension benefit credit by 12.

        Eligible pay for pension plan purposes is also limited by the Internal Revenue Code compensation limits ($230,000 for 2008). The company credited to each named executive's nonqualified deferred compensation account the amount that would have been credited to their pension plan account but for this limit, which is discussed in more detail under Nonqualified Deferred Compensation on page 40.

        No amounts were credited to the pension plan accounts of any of the named executives until after the pension plan became effective on January 1, 1999.

        The normal form of payment from the pension plan is a 50% Joint & Survivor Annuity for married participants and a Single Life Annuity for unmarried participants. A lump sum payment option is also available. Payments are permitted upon retirement at age 65 or upon retirement with the service and age combination as defined in the chart below.

Age	Years of Accumulated Service Immediately Preceding Retirement
60 - 64	5
59	8
58	11
57	13
56	14
55	15
Any Age	30

        In addition to the pension plan, a select group of officers are participants in a supplemental benefit plan, granted on a discretionary basis by the Committee as a supplemental retirement plan. The supplemental benefit plan provides a pre-retirement death benefit through a split-dollar life insurance policy and then upon retirement provides a choice of a post-retirement death benefit, a lump sum cash payment or 120 monthly salary continuation payments. In addition, any time prior to retirement, the participant has the option of irrevocably opting out of the supplemental benefit plan and instead receiving a benefit under a joint and survivor split-dollar life insurance plan. The death benefit for each participant is as follows: Mr. Boeckmann, $5,000,000; Mr. Steuert, $2,000,000; and Mr. Hopkins, $1,500,000.

        The amounts in column (d), "Present Value of Accumulated Benefit," represent the present value of accumulated benefits for the fiscal year ended December 31, 2008. The actuarial values were calculated using a discount rate of 6.25% for the pension plan and a discount rate of 7.00% for the supplemental benefit plan, a future annual interest credit rate of 3.50%, assumed benefit commencement age of 65, and a lump sum form of payment for the pension plan and 120 monthly salary continuation payments for the supplemental benefit plan, with the exception of Mr. Steuert, who has elected a lump sum form of payment for the supplemental benefit plan.

(a)	(b)	(c)	(d)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Alan L. Boeckmann	Pension Plan	32	$123,257
	Supplemental Benefit Plan	—	$1,524,950
D. Michael Steuert	Pension Plan	6	$62,137
	Supplemental Benefit Plan	—	$416,585
John L. Hopkins	Pension Plan	23	$84,862
	Supplemental Benefit Plan	—	$219,100
Stephen B. Dobbs	Pension Plan	27	$80,460
H. Steven Gilbert	Pension Plan	37	$128,948
David T. Seaton	Pension Plan	22	$58,500

NONQUALIFIED DEFERRED COMPENSATION

        All U.S. executives, including named executives, are eligible to defer compensation into the Fluor Executive Deferred Compensation Program ("EDCP"), which has a number of components. Executives may defer up to 100% of base salary, annual incentive awards and any VDI payments. The plan also allows executives to contribute to the Excess 401(k) portion of the plan (between 1% and 20% of base salary) in excess of the Internal Revenue Code maximum annual before-tax contribution for qualified retirement plans.

        In addition, the company contributes to the EDCP any amounts that would have been contributed by the company to the 401(k) plan as matching or discretionary retirement contributions or credited to the pension plan as an accrual, that are in excess of the Internal Revenue Code compensation limit on contributions or were lessened by an election to defer base salary. In 2008, the company matched the first 5% of salary deferred to the 401(k) or Excess 401(k) and made a discretionary contribution of 2% of base salary. Most salaried employees were eligible for the 5% match and most received the 2% discretionary retirement contribution in 2008. Annual enrollment for the EDCP is in December, and elections are made with respect to compensation to be earned in the following year.

        The table below shows the deemed investment choices available to the executives in the EDCP and their annual rate of return for the calendar year ended December 31, 2008, as reported by the administrator of the EDCP. The company does not guarantee the rates of return. The executives are provided the opportunity to make changes to their deemed investments on a daily basis.

Fund	Rate of Return	Fund	Rate of Return
Fidelity Spartan Money Market	3.00%	American Funds Growth Fund of America—Class A	-39.07%
Federated U.S. Treasury Cash Reserves—Instl		Vanguard Mid-Cap Index—Investor Shares	-41.82%
Service Shares	1.29%	Hartford Small Cap Value HLS—IA Shares	-29.30%
Hartford Total Return Bond HLS—IA Shares	-7.69%	Northern Small Cap Index	-35.15%
MFS High Income—A Shares	-28.47%	JPMorgan U.S. Small Company—Select Shares	-34.27%
American Funds Balanced—Class A	-25.78%	MFS New Discovery—I Shares	-39.57%
Hartford Value Opportunities HLS—IA Shares	-41.08%	American Funds New Perspective—Class A	-37.83%
Hartford Capital Appreciation HLS—IA Shares	-45.60%	Vanguard International Growth—Admiral Shares	-44.83%
Vanguard 500 Index—Admiral Shares	-36.97%	Morgan Stanley Instl Emerging Markets—B Shares	-56.50%

        Distribution elections are made in conjunction with the plan year deferral elections. Distributions can be elected as a lump sum payment or in up to ten annual installments. Executives can elect to have their distributions commence either in the year of their retirement or termination or the January following their retirement or termination. For officers of the company, no distributions will be made prior to six months after retirement or termination. In addition, executives can elect to receive a scheduled in-service distribution as a lump sum or in up to ten annual installments, with the payments commencing no sooner than one year following the end of the plan year.

        The table below shows executive and company contributions made to the EDCP for each named executive as well as the aggregate earnings and aggregate balance at fiscal year end in the EDCP.

(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at December 31, 2008 ($)(4)
Alan L. Boeckmann	$67,202	$132,862	$(1,642,618)	$4,684,063
D. Michael Steuert	$30,455	$63,589	$(363,687)	$2,140,864
John L. Hopkins	$212,153	$38,480	$(213,644)	$635,589
Stephen B. Dobbs	$403,549	$37,422	$(951,257)	$2,401,305
H. Steven Gilbert	$26,504	$34,955	$(704,534)	$1,861,824
David T. Seaton	$38,924	$31,495	$(89,174)	$192,593

(1)
The amounts in column (b) represent contributions by each named executive in 2008. Contributions were made as follows to the Excess 401(k) portion of the plan and are reported in the Summary Compensation Table on page 30 in the Salary column (c): Mr. Boeckmann, $67,202; Mr. Steuert, $30,455; Mr. Hopkins, $28,836; Mr. Dobbs, $21,393; Mr. Gilbert, $26,504; and Mr. Seaton, $38,924. The amount for Mr. Dobbs also includes $158,826 in VDI awards earned in previous years and $223,330 of his 2007 annual incentive award. The amount for Mr. Hopkins also includes $183,317 which was reported in the Bonus column (d) of the Summary Compensation Table.

(2)
The amounts in column (c) represent contributions by the company in 2008 for the named executives and include matching and discretionary contributions into the Excess 401(k) portion of the plan and credits that reflect the accrual that would have been made in the named executive's pension plan account for the portion of base salary that was in excess of the Internal Revenue Code compensation limit on contributions. All amounts in column (c) are reported in column (i) of the Summary Compensation Table on page 30 and in column (b) of the All Other Compensation table on page 33.

(3)
None of the deemed investment earnings on vested deferred compensation, represented in column (d) are reflected in the Summary Compensation Table because the company does not provide above market or guaranteed returns on nonqualified deferred compensation.

(4)
The amounts in column (e) represent the fully vested EDCP balance as of December 31, 2008 for each named executive and include amounts deferred in previous years. These amounts include contributions reported in the 2007 proxy summary compensation table in the salary column as follows: Mr. Boeckmann, $61,161; Mr. Steuert, $29,872; and Mr. Gilbert, $14,414. These amounts also include contributions reported in the 2008 proxy summary compensation table in the salary column as follows: Mr. Boeckmann, $46,398; Mr. Steuert, $101,651; Mr. Gilbert, $16,375; and Mr. Hopkins, $15,692; and in addition, for Mr. Hopkins, $183,317 reported in the bonus column.

 COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

        The tables below reflect the amount of compensation that would become payable to each of the named executives under existing plans and arrangements if the named executive's employment had terminated on December 31, 2008, given their compensation and service levels as of such date and, if applicable, based on the company's closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including then-exercisable stock options, and vested amounts contributed or credited under the Executive Deferred Compensation Program, as well as benefits generally available to all salaried employees, such as amounts accrued and vested through the company's retirement plans and payout of any accrued time off with pay (collectively, the "Pre-Termination Benefits"). Named executives are entitled to receive the Pre-Termination Benefits regardless of the manner in which their employment is terminated. As described under the scenarios set forth below, additional amounts may be received upon termination.

        The actual amounts that would be paid upon a named executive's termination of employment can only be determined at the time of such executive's separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company's stock price and the executive's age. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

Payments Made Upon Voluntary Termination/Retirement

        Currently, all named executives, with the exception of Mr. Seaton, are eligible for retirement as defined in the Pension Benefits table on page 39. For those who are eligible for retirement, it is assumed that in the case of voluntary termination, they would elect retirement from the company. Mr. Seaton would receive no additional compensation upon voluntary termination, other than his Pre-Termination Benefits because he is not currently eligible for retirement.

        In the event of the voluntary termination of a named executive who is eligible for retirement as defined in the Pension Benefits table on page 39, in addition to the Pre-Termination Benefits:

  •
  upon proper approval, restrictions will lapse on unvested restricted stock shares and units granted prior to 2008 and the vesting of unvested options granted prior to 2008 will be accelerated; and

  •
  upon proper approval, restrictions will continue to lapse on the dates set forth in the agreements on unvested restricted stock shares and units granted in 2008 and the unvested options granted in 2008 will continue to vest on the dates set forth in the agreements; and

  •
  upon Committee approval, amounts accrued and vested through the company's supplemental benefit plan will be paid in accordance with the named executive's distribution election.

        Amounts reported in the tables below assume that the payments received proper approval, which approval is discretionary.

Payments Made Upon Not for Cause Termination

        In the event of the termination without cause of a named executive, in addition to the Pre-Termination Benefits and the items identified above under the heading "Payments Made Upon Voluntary Termination/Retirement," the named executive will receive a cash severance benefit calculated as two weeks of base pay per year of service, with a minimum severance benefit of eight weeks and a maximum severance benefit of fifty-two weeks. In addition, the named executive may receive:

  •
  upon Committee approval, any annual incentive award earned during the fiscal year; and

  •
  upon Committee approval, the VDI payment that would have been due based on continued employment through the year of termination.

        Amounts reported in the tables below assume that the Committee has approved these payments although the Committee retains discretion not to do so.

Payments Made Upon a Termination in Connection with a Change in Control

        In the event of the termination of employment of a named executive within twenty-four (24) months following, or with Committee approval upon, a change in control, in addition to the Pre-Termination Benefits and the items identified above under the heading "Payments Made Upon Voluntary Termination/Retirement":

  •
  all restrictions will lapse on unvested restricted stock shares and units, the vesting of all unvested stock options will be accelerated, and any remaining unvested VDI will be paid; and

  •
  upon Committee approval, the named executive may receive all or a portion of the annual incentive award earned during the fiscal year.

        In addition, any benefits under the supplemental benefit plan will vest if the Committee determines that the named executive has experienced an adverse employment condition within thirty-six (36) months after the change in control and such benefits will be paid in accordance with the named executive's distribution election.

Payments Made Upon Death or Termination in Connection with Disability

        In the event of death of a named executive or termination of employment of a named executive as a result of total and permanent disability, the payments would be the same as the Payments Made Upon a Termination in Connection with a Change in Control (the third column in the tables below). In addition, in the event of death, the supplemental benefit plan would pay out the death benefit of the policy for each participant as follows: Mr. Boeckmann, $5,000,000; Mr. Steuert, $2,000,000; and Mr. Hopkins, $1,500,000.

        The following tables show the potential payments that would be due each named executive upon a voluntary termination, a termination without cause and a termination in connection with a change in control.

Alan L. Boeckmann Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$1,248,000	(4)	$0	(5)
Annual Incentive Award	$0	(6)	$1,560,000	(7)	$1,560,000	(8)
Supplemental Benefit Plan	$1,524,950	(9)	$1,524,950	(9)	$1,524,950	(10)
Long Term Incentive Awards
Stock Options	$244,454	(11)	$244,454	(11)	$244,454	(12)
Restricted Stock Shares/Units	$9,773,224	(13)	$9,773,224	(13)	$9,773,224	(14)
Value Driver Incentive (VDI)	$0	(15)	$2,783,500	(16)	$6,817,500	(17)

Total Value of Payments	$11,542,629		$17,134,129		$19,920,129

D. Michael Stewert Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$791,800	(3)	$1,004,977	(4)	$791,800	(5)
Annual Incentive Award	$0	(6)	$633,500	(7)	$633,500	(8)
Supplemental Benefit Plan	$416,585	(9)	$416,585	(9)	$416,585	(10)
Long Term Incentive Awards
Stock Options	$57,675	(11)	$57,675	(11)	$57,675	(12)
Restricted Stock Shares/Units	$2,921,575	(13)	$2,921,575	(13)	$2,921,575	(14)
Value Driver Incentive (VDI)	$0	(15)	$1,267,000	(16)	$2,601,000	(17)

Total Value of Payments	$4,187,635		$6,301,312		$7,422,135

John L. Hopkins Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$494,308	(4)	$0	(5)
Retention Award	$0		$1,242,723	(18)	$1,242,723	(18)
Annual Incentive Award	$0	(6)	$401,700	(7)	$401,700	(8)
Supplemental Benefit Plan	$219,100	(9)	$219,100	(9)	$219,100	(10)
Long Term Incentive Awards
Stock Options	$13,799	(11)	$13,799	(11)	$13,799	(12)
Restricted Stock Shares/Units	$1,011,908	(13)	$1,011,908	(13)	$1,011,908	(14)
Value Driver Incentive (VDI)	$0	(15)	$444,000	(16)	$946,000	(17)

Total Value of Payments	$1,244,807		$3,827,538		$3,835,230

Stephen B. Dobbs Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$556,200	(4)	$0	(5)
Retention Award	$0		$2,503,417	(18)	$2,503,417	(18)
Annual Incentive Award	$0	(6)	$417,200	(7)	$417,200	(8)
Long Term Incentive Awards
Stock Options	$14,460	(11)	$14,460	(11)	$14,460	(12)
Restricted Stock Shares/Units	$1,003,921	(13)	$1,003,921	(13)	$1,003,921	(14)
Value Driver Incentive (VDI)	$0	(15)	$510,000	(16)	$1,110,000	(17)

Total Value of Payments	$1,018,382		$5,005,199		$5,048,999

H. Steven Gilbert Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$492,200	(4)	$0	(5)
Annual Incentive Award	$0	(6)	$369,200	(7)	$369,200	(8)
Long Term Incentive Awards
Stock Options	$20,217	(11)	$20,217	(11)	$20,217	(12)
Restricted Stock Shares/Units	$1,373,740	(13)	$1,373,740	(13)	$1,373,740	(14)
Value Driver Incentive (VDI)	$0	(15)	$615,000	(16)	$1,215,000	(17)

Total Value of Payments	$1,393,957		$2,870,357		$2,978,157

David T. Seaton Not Eligible for retirement	Voluntary Termination of Employment/Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$406,923	(4)	$0	(5)
Retention Award	$0		$2,503,417	(18)	$2,503,417	(18)
Annual Incentive Award	$0	(6)	$345,000	(7)	$345,000	(8)
Long Term Incentive Awards
Stock Options	$0	(11)	$0	(11)	$13,799	(12)
Restricted Stock Shares/Units	$0	(13)	$0	(13)	$703,831	(14)
Value Driver Incentive (VDI)	$0	(15)	$444,000	(16)	$946,000	(17)

Total Value of Payments	$0		$3,699,340		$4,512,047

(1)
The amounts in these columns were calculated assuming a termination date of December 31, 2008 and that the named executive would elect retirement, if eligible.

(2)
The amounts in these columns were calculated assuming a change in control and termination of the named executive in connection therewith or Committee approval of payment as of December 31, 2008.

(3)
Severance is not paid in the event of voluntary termination or voluntary retirement. For Mr. Steuert, his amount reflects a payment of one year's pay upon retirement, as guaranteed in his employment letter.

(4)
The named executive is provided a cash severance benefit of two weeks of base pay per year of service upon a termination without cause. The minimum severance benefit is eight weeks and the maximum is 52 weeks of pay. The severance benefit is paid in a lump sum on termination. This amount includes an additional one year's pay in the case of Mr. Steuert as guaranteed in his employment letter.

(5)
The company is not obligated to provide a cash severance benefit in the event of termination in connection with a change in control with the exception of Mr. Steuert. For Mr. Steuert, this amount represents one year's pay, as guaranteed in his employment letter.

(6)
The named executive forfeits any portion of the award earned in the year of termination.

(7)
Based on the timing of the termination within the fiscal year and on review by the Committee, the named executive may receive no payment, a payment in the amount of the annual incentive target, or an amount based on company performance applied to the target. This amount represents the 2008 annual incentive target and assumes Committee approval.

(8)
The Committee may provide that either immediately upon a change in control, or upon termination of employment within 24 months following a change in control, the named executive will receive a payment equal to the target payment for the current year under the 2003 Executive Performance Incentive Plan. This amount represents the 2008 annual incentive target and assumes Committee approval.

(9)
At age 65, and with the approval of the Committee, the named executive can elect to have the supplemental benefit plan paid out in a lump sum or as an annuity (salary continuation). This amount represents the present value of the policy if taken as a salary continuation of 120 payments starting at age 65, with the exception of Mr. Steuert, who has elected a lump sum form of payment.

(10)
This amount represents the present value of the supplemental benefit plan if taken as a salary continuation of 120 payments starting at age 65, with the exception of Mr. Steuert, who has elected a lump sum form of payment. This amount assumes the plan administrator, after the change in control, determines that the named executive terminated due to an adverse change in employment condition on December 31, 2008 in connection with the change in control.

(11)
Upon retirement and Committee approval, unvested options will vest pursuant to the terms of the 2003 Executive Performance Incentive Plan. For those who are retirement eligible, this amount represents the value of unvested options on December 31, 2008 based on the closing trading value of the company's common stock on December 31, 2008 ($44.87). This amount assumes Committee approval for Messrs. Boeckmann, Steuert, Hopkins, Dobbs and Gilbert, who were all retirement eligible as of December 31, 2008. In the case of Mr. Seaton, pursuant to the terms of the 2003 Executive Performance Incentive Plan, he would forfeit any unvested options, due to being ineligible for retirement.

(12)
Subject to Committee approval, either immediately upon a change in control or upon termination of employment within 24 months following a change in control, unvested options vest pursuant to the terms of the 2003 Executive Performance Incentive Plan. This amount represents the value of unvested options on December 31, 2008 based on the closing trading value of the company's common stock on December 31, 2008 ($44.87). This amount assumes Committee approval.

(13)
Upon retirement and Committee approval, restrictions will lapse on unvested shares and units pursuant to the terms of the 2003 Executive Performance Incentive Plan. For those who are retirement eligible, this amount represents the value of unvested shares on December 31, 2008 based on the closing trading value of the company's common stock on December 31, 2008 ($44.87). This amount assumes Committee approval for Messrs. Boeckmann, Steuert, Hopkins, Dobbs and Gilbert, who were all retirement eligible as of December 31, 2008. In the case of Mr. Seaton, pursuant to the terms of the 2003 Executive Performance Incentive Plan, he would forfeit any unvested shares or units, due to being ineligible for retirement.

(14)
Subject to Committee approval, either immediately upon a change in control or upon termination of employment within 24 months following a change in control, restrictions lapse on unvested shares pursuant to the terms of the 2003 Executive Performance Incentive Plan. This amount represents the value of unvested shares on December 31, 2008 based on the closing trading value of the company's common stock on December 31, 2008 ($44.87). This amount assumes Committee approval.

(15)
The named executive forfeits any portion of the award that is unvested, even if the performance period has concluded.

(16)
  Upon Committee approval, any payment that would be due based on continued employment through the year of termination may vest and be paid. This amount represents payment due for service through December 31, 2008 and paid in March 2009. This amount assumes Committee approval.

(17)
The remaining unvested award is paid out at the greater of target or the Committee-approved rating for company performance prior to a change in control. This amount represents the target value of unvested VDI awards as of December 31, 2008.

(18)
Pursuant to the terms of the named executive's retention agreement, restrictions lapse on unvested restricted stock shares or units and the unvested deferred cash portion of the retention award along with any accrued gains or losses will vest. As of December 31, 2008, the values of the unvested restricted stock awards, based on the closing trading value of the company's common stock on December 31, 2008 ($44.87), were as follows: Mr. Hopkins $793,750; Mr. Dobbs $1,477,479; Mr. Seaton $1,477,479; and the unvested deferred cash was as follows: Mr. Hopkins $448,973; Mr. Dobbs $1,025,938; Mr. Seaton $1,025,938.

 DIRECTOR COMPENSATION

        The company's compensation philosophy for non-employee directors is consistent with the philosophy established for the company's named executives. The compensation program is designed to attract and retain directors with the necessary experience to represent the company's shareholders and to advise the company's executive management. The compensation program is also designed to align the Board of Directors with the interests of shareholders over the long term. The company uses a combination of cash and stock-based awards to compensate non-employee directors and targets the 50th percentile of compensation survey data from the companies included in the Compensation Peer Group as well as companies from similar industry segments and general industry. Directors who are employees of the company receive no compensation for their service as directors.

Cash Compensation Paid to Board Members

        Non-employee directors receive an annual cash retainer of $90,000, paid quarterly. In addition, the Chairs of the Organization and Compensation Committee and Governance Committee receive an annual cash retainer in the amount of $10,000; the Chair of the Audit Committee receives an annual cash retainer in the amount of $15,000; and the lead independent director receives an annual cash retainer in the amount of $30,000.

Stock-Based Compensation Paid to Board Members

        When a non-employee director joins the Board, the individual receives an initial grant of up to 2,500 restricted stock shares plus related restricted stock units in an amount determined by the Organization and Compensation Committee. Restricted stock units are payable in cash to assist in satisfying related income tax liabilities. Awards are made after appointment to the Board, on a date determined by the Committee. Restrictions lapse and units become immediately earned and payable with respect to 20% of the award on the date of grant and then subsequently vest at a rate of 20% per year on each anniversary of that date.

        An annual grant of restricted stock shares and restricted stock units with a total market value (based on the fair market value of the company's common stock on the New York Stock Exchange on the date of grant) of $90,000 is made as of the date of the annual meeting of shareholders to each non-employee director. Restrictions on the 2008 awards lapse at a rate of 100% after one year. If a director leaves the Board, the portion of any award remaining subject to restrictions is forfeited. Restrictions immediately lapse, however, if a director attains the age for mandatory retirement (currently 72 years of age), obtains approval for early retirement, dies, becomes permanently and totally disabled or is terminated due to a change in control.

Deferred Compensation Program for Non-Employee Directors

        Directors have the option of deferring receipt of directors' fees until their retirement or other termination of status as a director, pursuant to the Fluor Corporation Deferred Directors' Fees Program. Directors may elect to have deferred amounts valued as if invested either wholly or partially in company stock or one or more of 14 investment funds. The company does not guarantee the rate of return. Directors electing the company stock valuation fund for deferrals and maintaining that election continuously for five years earn a 25% premium on the deferred amount deemed invested in company stock via the Fluor Stock Valuation Fund. All of the directors who deferred fees in 2008 elected the Fluor Stock Valuation Fund for at least half of their deferral. All amounts in the deferral accounts are paid in cash based on their distribution elections.

Former Retirement Plan

        In March 2003, a committee of disinterested directors determined that non-employee directors who received restricted stock shares on March 11, 1997 in consideration of the cancellation of the Fluor Corporation Retirement Plan for Outside Directors could make an irrevocable election to surrender such shares upon their retirement, death or disability. The five directors, who were eligible at the time, made such an election. In lieu of these shares, these directors will receive the amount of their respective accrued retirement benefits at the time of the cancellation of the retirement plan upon their retirement, death or disability. These benefits equal the retainer fees at the time of cancellation multiplied by the number of years such director had served prior to the cancellation of the plan. This amount will be paid in a lump sum (reduced to present value based on the 10-year Treasury rate) at retirement. Two of the five directors who made the irrevocable election in 2003 have since retired, have surrendered their shares and have been cashed out.

DIRECTOR SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the non-employee directors in 2008.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Ilesanmi Adesida	$90,000	$122,303	$22,613	$234,916
Peter K. Barker	$90,000	$122,303	$27,613	$239,916
Peter J. Fluor	$130,000	$133,891	$35,113	$299,004
James T. Hackett	$90,000	$133,891	$22,613	$246,504
Kent Kresa	$97,500	$143,105	$29,488	$270,093
Vilma S. Martinez	$90,000	$133,891	$2,113	$226,004
Dean R. O'Hare	$103,750	$133,891	$25,863	$263,504
Joseph W. Prueher	$90,000	$131,689	$25,613	$247,302
Robin W. Renwick	$75,000	$144,174	$58,769	$277,943
Peter S. Watson	$90,000	$142,878	$2,613	$235,491
Suzanne H. Woolsey	$90,000	$132,678	$113	$222,791

(1)
The amounts in column (b) represent fees paid for board retainers, committee chair retainers and lead independent director retainer. The amount for Lord Renwick reflects payment for service through his retirement from the board on August 1, 2008.

(2)
The amounts in column (c) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of restricted stock share and unit awards, regardless of when the award was granted, and include amounts from awards granted in and prior to 2008. The fair value of these awards is based on the fair market value on the date of grant, the closing trading value of the company's common stock on the New York Stock Exchange on the date of grant. The 2008 annual stock grant made to each director was based on a fair market value of $80.12, with an overall value of $90,055, of which $54,001 was granted in restricted stock shares and $36,054 was granted in restricted stock units.

  As of December 31, 2008, the directors held unvested restricted stock shares (RSS) and unvested restricted stock units (RSU) as follows:

Name	Restricted Stock Shares	Restricted Stock Units
Ilesanmi Adesida	2,474	1,650
Peter K. Barker	2,474	1,650
Peter J. Fluor	14,100	2,062
James T. Hackett	4,582	2,062
Kent Kresa	3,082	2,062
Vilma S. Martinez	12,778	2,062
Dean R. O'Hare	11,542	2,062
Joseph W. Prueher	3,082	2,062
Robin W. Renwick	—	—
Peter S. Watson	3,244	2,170
Suzanne H. Woolsey	3,082	2,062
(3)
The amounts in column (d) may include the following and vary by each director: other director fees, charitable gift match, company paid premiums on director's life insurance and company contributed premiums on deferred compensation invested into the Fluor Stock Valuation Fund. All Other Compensation is detailed in a separate table below.

(4)
The amounts in column (e) represent the total of columns (b) through (d).

 DIRECTOR ALL OTHER COMPENSATION

        The following table and related footnotes describe each component of column (d) of the Director Summary Compensation Table for 2008.

(a)	(b)		(c)	(d)	(e)
Name	Other Director Fees ($)		Charitable Gift Match ($)(1)	Company Contributions to Nonqualified Deferred Compensation ($)(2)	Total ($)(3)
Ilesanmi Adesida	$0		$0	$22,500	$22,613
Peter K. Barker	$0		$5,000	$22,500	$27,613
Peter J. Fluor	$0		$2,500	$32,500	$35,113
James T. Hackett	$0		$0	$22,500	$22,613
Kent Kresa	$0		$5,000	$24,375	$29,488
Vilma S. Martinez	$0		$2,000	$0	$2,113
Dean R. O'Hare	$0		$5,000	$20,750	$25,863
Joseph W. Prueher	$0		$3,000	$22,500	$25,613
Robin W. Renwick	$49,328	(4)	$0	$9,375	$58,769
Peter S. Watson	$0		$2,500	$0	$2,613
Suzanne H. Woolsey	$0		$0	$0	$113

(1)
The amounts in column (c) represent company-matched charitable contributions (to a maximum of $5,000 per donor, per fiscal year) made to eligible institutions.

(2)
Amounts in column (d) represent a 25% "premium" contribution made by the company in 2008, on deferred director's fees deemed invested in the Fluor Stock Valuation Fund. These amounts are subject to forfeiture as described above.

(3)
The amounts in column (e) represent the total of columns (b) through (d) plus premiums paid by the company for each director for non-contributory life insurance benefits.

(4)
This is the amount of the payments made to Lord Renwick solely in his capacity as the Non-Executive Chairman of Fluor Limited, a wholly-owned subsidiary of the company located in the United Kingdom. For fiscal year 2008, Lord Renwick was paid director fees of £33,750, which converts to $49,328 based on the exchange rate as of December 31, 2008.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2

        Consistent with our commitment to good corporate governance, our Audit Committee is asking shareholders to ratify its appointment of Ernst & Young LLP as our independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending on December 31, 2009. In the event the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Fluor and its shareholders.

        A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Audit and Other Fees

        The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of the company's annual financial statements for fiscal years 2008 and 2007, and fees billed for other services provided by Ernst & Young LLP for fiscal years 2008 and 2007.

	Fiscal Year Ended (in millions)
	2008	2007
Audit Fees	$7.3	$7.0
Audit-Related Fees(1)	0.8	0.8
Tax Fees	0.2	—
All Other Fees	—	—

Total Fees Paid	$8.3	$7.8

(1)
Includes pension plan audits, accounting and reporting consultations and advisory services regarding Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Committee's Pre-Approval Policy

        The Audit Committee of our Board of Directors has policies and procedures for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and for the prohibition of certain services from being provided by the independent registered public accounting firm. The company may not engage its independent registered public accounting firm to render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Fluor by the independent registered public accounting firm during the fiscal year. At the time such pre-approval is granted, monetary limits are established for the specified pre-approved services, which limits may not be exceeded without obtaining further approval under the policy. For any pre-approval, the Audit Committee confirms that such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. Management provides the Audit Committee a quarterly report listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year.

        The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit services to be provided to Fluor by the independent registered public accounting firm for which the cost is less than $500,000. The Chair must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting, and the Audit Committee approves and ratifies the pre-approved service.

Board Recommendation

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009.

 OTHER BUSINESS

        The company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

ADDITIONAL INFORMATION

"Householding" of Proxy Materials

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single copy of the Notice or certain proxy materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. The company and some brokers will be householding the Notice and proxy materials for shareholders who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding the Notice or proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another shareholder and you would prefer to receive a single copy of the Notice or proxy materials instead of multiple copies, please notify Fluor's investor relations department at (469) 398-7220, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039 or, if your shares are held in a brokerage account, your broker. The company promptly will deliver to a shareholder who received one copy of the Notice or proxy materials as the result of householding a separate copy of the Notice or proxy materials upon the shareholder's written or oral request directed to Fluor's investor relations department at (469) 398-7220, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year's Annual Meeting, you should follow the instructions provided in the Notice.

Advance Notice Procedures

        Under the company's Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless written notice is delivered to the company's Secretary (containing certain information specified in the Amended and Restated Bylaws about the shareholder and the proposed action) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2010 annual meeting, between January 6, 2010 and February 5, 2010. However, in the event that the 2010 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after May 6, 2010 (the first anniversary of the 2009 Annual Meeting), then such notice must be received not earlier than the 120th day and not later than the later of the 90th day prior to the date of the 2010 annual meeting or the 10th day following the day on which public announcement of the date of the 2010 annual meeting is first made by the company. These requirements are separate from the Securities and Exchange Commission's requirements that a shareholder must meet in order to have a shareholder proposal included in the company's proxy statement. Any notices should be sent to: Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Shareholder Proposals for the 2010 Annual Meeting

        Shareholders interested in submitting a Rule 14a-8 proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2010 may do so by following the procedures prescribed in Rule 14a-8, under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, shareholder proposals must be received by the company's Secretary no later than November 13, 2009. Any proposals should be sent to: Carlos M. Hernandez, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

Electronic Voting

        Use of the Internet or telephonic voting procedures described on page 1 of this proxy statement constitutes your authorization of Broadridge Financial Solutions, or in the case of shares held in company retirement plans, the trustee, to deliver a proxy card on your behalf to vote at the Annual Meeting in accordance with your Internet or telephonically communicated instructions.

Electronic Delivery of Our Shareholder Communications

        If you received the Notice or proxy materials by mail, we strongly encourage you to conserve natural resources and reduce your company's printing and processing costs by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can submit your vote easily online. Electronic delivery can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. Your electronic delivery enrollment will be effective until you cancel it. To sign up for electronic delivery, go to http://enroll.icsdelivery.com/fluor. This link is also available on the investor relations home page, http://investor.fluor.com. If you have questions about electronic delivery, please call our investor relations department at 469-398-7220.

Annual Report

        Any shareholder who would like a copy of our 2008 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, TX 75039. You may also obtain a copy of the Form 10-K from the investor relations portion of our website (http://investor.fluor.com) by clicking on "Financial Information" and "SEC Filings."

Carlos M. Hernandez Chief Legal Officer and Secretary

March 13, 2009
Irving, Texas

 Directions to the
Fluor Corporation 2009 Annual Shareholders Meeting

Wednesday, May 6, 2009, beginning at 9:00 a.m. Central Daylight Time
 Omni Mandalay Hotel at Las Colinas
221 East Las Colinas Boulevard
Irving, Texas 75039

NORTH
North Lake
N Belt Line Road
N MacArthur Blvd
Line Road
121
97
35E
635
Lyndon B. Johnson Freeway
International Pkwy
Freeport Parkway
114
W Royal Line
John W Carpenter Fwy
Kinwest Pkwy
W Royal Line
Turnpike
Las Colinas Blvd
Fluor Corporation
Fluor Dr
Riverside Dr
W Royal Line
Las Colinas Blvd
Dallas Fort Worth Airport
Airfield Drive
President George Bush
W Walnut Hill Lane
N MacArthur Blvd
Hidden Ridge
348
Stemmons Fwy
W Northwest Hwy
Lake Carolyn
East Las Colinas Blvd
N Oconnor Road
Marsh Lane
W Northwest Hwy
12
Stemmons Fwy
Lemmon Ave
Love Field Airport
E John W Carpenter Fwy
Northgate Dr
University of Dallas
161
S Belt Line Road
N Story Road
482
Texas Stadium
Cedar Springs Road
Regal Row
183
W Airport Fwy
E Airport Fwy
N MacArthur Blvd
W Mockingbird Ln
Irving Blvd
W Mockingbird Ln
Inwood Road
Stemmons Fwy
Omni Mandalay Hotel
221 Las Colinas Boulevard East, Irving, Texas
Tel. (972) 556-0800
Fluor Corporation
6700 Las Colinas Boulevard, Irving, Texas 75039
(469) 398-7000

From DFW Airport: Leaving the airport, take the north exit. Travel east on TX 114. Take the O'Connor exit and turn left. Turn right on Las Colinas Boulevard. Turn left into Omni Mandalay Hotel.
From Love Field:
Leaving the airport, turn right on Mockingbird Ln.
Travel west on I-35 to TX 114.
Take the O'Connor exit and turn right.
Turn right on Las Colinas Boulevard.
Turn left into Omni Mandalay Hotel.
From Fluor Corporation:
Leaving Fluor, turn left on MacArthur Blvd.
Turn left on Royal Lane
Turn right on Riverside Drive (becomes O'Connor).
Turn left on Las Colinas Boulevard.
Turn left into Omni Mandalay Hotel.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date FLUOR CORPORATION FLUOR 1 For Against Abstain FLUOR CORPORATION 6700 LAS COLINAS BLVD. IRVING, TX 75039 For Against Abstain 2. The ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 1a. Peter K. Barker 1. Election of Class I Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 5:59 p.m. Eastern Daylight Time on May 4, 2009 (for shares allocable to a benefit plan account) or 11:59 p.m. Eastern Daylight Time on May 5, 2009 (for registered shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future notices of availability of proxy materials or proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 5:59 p.m. Eastern Daylight Time on May 4, 2009 (for shares allocable to a benefit plan account) or 11:59 p.m. Eastern Daylight Time on May 5, 2009 (for registered shares). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. You can access, view and download this year's Annual Report and Proxy Statement at www.proxyvote.com. 1d. Dean R. O'Hare 1b. Alan L. Boeckmann 1c. Vilma S. Martinez (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.) Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. 0 0 Yes No VOTE 24 HOURS A DAY, 7 DAYS A WEEK BY INTERNET, TELEPHONE OR MAIL. The Board of Directors recommends that you vote FOR all director nominees in Proposal 1. The Board of Directors recommends that you vote "FOR" Proposal 2.

The undersigned, a shareholder of Fluor Corporation, a Delaware corporation, revoking any proxy previously given, hereby constitutes and appoints C. M. Hernandez and D. M. Steuert, or either of them, true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of common stock of Fluor Corporation standing in the name of the undersigned at the Annual Meeting of Shareholders of Fluor Corporation, on Wednesday, May 6, 2009 at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side of this proxy card and upon such other matters as may be properly presented. If you are a shareholder of record, this proxy card when properly executed will be voted as directed by the undersigned shareholder and in accordance with the discretion of the proxies as to any other matters that are properly presented. Unless otherwise directed, this proxy card will be voted FOR the election of the four nominees for director in Proposal 1 and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2009 in Proposal 2. If you are a participant in a 401(k) or other retirement plan sponsored by Fluor Corporation or a subsidiary (the "Company Retirement Plans"), this proxy represents the number of Fluor Corporation shares allocable to that plan account as well as other shares registered in your name. As a participant in and a named fiduciary under the Company Retirement Plans, you have the right to direct the Northern Trust Company, as trustee, how to vote the shares of Fluor Corporation allocated to the plan account as well as a portion of any shares for which no timely voting instructions are received from other participants with respect to Proposal 2. If the trustee does not receive voting instructions from you by 5:59 p.m. Eastern Daylight Time on May 4, 2009, the trustee will vote FOR the nominees for Director in Proposal 1 and, with respect to Proposal 2, will vote the shares allocated to the plan account in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee's duties. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion. FLUOR CORPORATION Annual Meeting of Shareholders - To Be Held May 6, 2009 THE BOARD OF DIRECTORS SOLICITS THIS PROXY FLUOR CORPORATION 2009 Annual Meeting of Shareholders May 6, 2009 You are cordially invited to attend the 2009 Annual Meeting of Shareholders which will be held on Wednesday, May 6, 2009, beginning at 9:00 a.m. Central Daylight Time, at: Omni Mandalay Hotel at Las Colinas 221 East Las Colinas Boulevard Irving, TX 75039 A map is included on the last page of the proxy statement. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com ADMITTANCE TICKET This ticket entitles you, the shareholder, and one guest to attend the 2009 Annual Meeting. Please bring it with you. Only shareholders and their guests will be admitted. We look forward to welcoming you on Wednesday, May 6, 2009. FLUOR 2

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held May 6, 2009
FLUOR CORPORATION
PROXY STATEMENT March 13, 2009
ELECTION OF DIRECTORS Proposal 1
STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
ORGANIZATION AND COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION
GRANTS OF PLAN-BASED AWARDS IN 2008
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN 2008
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS
DIRECTOR COMPENSATION
DIRECTOR SUMMARY COMPENSATION TABLE
DIRECTOR ALL OTHER COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
ADDITIONAL INFORMATION
Directions to the Fluor Corporation 2009 Annual Shareholders Meeting